Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

QC ENVIRONMENTAL SERVICES, INC.,

RM RESOURCES, LLC

and

THE EQUITY HOLDERS OF RM RESOURCES, LLC

Dated:  May 7, 2012

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		1
1.1.	Definitions.	1
1.2.	Rules of Construction.	13
ARTICLE II Purchase and Sale		14
2.1.	Purchase and Sale of Purchased Assets.	14
2.2.	Excluded Assets.	16
2.3.	Assumed Liabilities.	16
2.4.	Excluded Liabilities.	17
2.5.	Purchase Price.	18
2.6.	Payment.	19
2.7.	Final Tangible Fixed Asset Schedule.	19
2.8.	Determination of Earn-Out Payments.	20
2.9.	Escrowed Portion of the Purchase Price.	22
2.10.	Allocation of Purchase Price.	22
2.11.	Assignment of Contracts; Rights and Obligations.	23
2.12.	Stock Consideration.	24
2.13.	Withholding Taxes.	24
ARTICLE III Closing		25
3.1.	Closing.	25
3.2.	Seller’s and the Members’ Closing Date Deliveries.	25
3.3.	Buyer’s Closing Date Deliveries.	26
ARTICLE IV Representations and Warranties of Seller and each Member		27
4.1.	Organization and Power.	27
4.2.	Authorization and Enforceability.	28
4.3.	No Violation.	28
4.4.	Subsidiaries and Investments.	28
4.5.	Governmental Authorizations and Consents.	28
4.6.	Financial Statements.	29
4.7.	Absence of Certain Changes.	30
4.8.	Relationships with Affiliates.	31
4.9.	Indebtedness to and from Personnel.	31
4.10.	Conditions and Sufficiency of Purchased Assets.	31
4.11.	Title of Purchased Assets.	32
4.12.	Real Property; Facilities.	32
4.13.	Intellectual Property.	33
4.14.	Contracts.	34
4.15.	Customers and Suppliers.	35
4.16.	Compliance with Laws; Operations.	36
4.17.	Environmental Matters.	37
4.18.	Litigation.	38
4.19.	Labor and Employee Benefits Matters.	38
4.20.	Tax Matters.	38
4.21.	Insurance.	39
4.22.	Permits.	40
4.23.	Disclosure.	40
4.24.	Restricted Securities.	40
4.25.	Indebtedness.	41
4.26.	No Brokers.	41
ARTICLE V Representations and Warranties of Buyer		41
5.1.	Organization and Power.	41
5.2.	Authorization and Enforceability.	41
5.3.	No Violation.	41
5.4.	Governmental Authorizations and Consents.	42
5.5.	No Brokers.	42
5.6.	Issuance of QDI Common Stock.	42
ARTICLE VI Covenants		42
6.1.	Conduct of the Business.	42
6.2.	Access to Information Prior to the Closing.	45
6.3.	Regulatory Filings; Efforts.	45
6.4.	Interim Unaudited Financial Statements.	45
6.5.	Cooperation with Respect to Financial Reporting.	45
6.6.	Indebtedness for Borrowed Money.	45
6.7.	Exclusivity.	46
6.8.	Public Announcements.	46
6.9.	Notice of Developments; Investigation.	46
6.10.	Reasonable Best Efforts.	47
6.11.	Additional Filings.	47
6.12.	Memorandum of Injection Well Agreement.	47
6.13.	Well 2.	47
6.14.	Environmental Releases.	48
ARTICLE VII Conditions to Closing		49
7.1.	Conditions to All Parties’ Obligations.	49
7.2.	Conditions to Buyer’s Obligations.	49
7.3.	Conditions to Seller’s and the Members’ Obligations.	50
ARTICLE VIII Indemnification; Survival		51
8.1.	Expiration of Representations and Warranties.	51
8.2.	Indemnification.	51
8.3.	Use of Indemnification Escrow Amount.	56
8.4.	No Set-Off.	56
8.5.	Other Rights and Remedies Not Affected.	56
ARTICLE IX Termination		57
9.1.	Termination.	57
9.2.	Procedure and Effect of Termination.	58
ARTICLE X Miscellaneous		58
10.1.	Taxes.	58
10.2.	Expenses.	59
10.3.	Notices.	59
10.4.	Governing Law.	61
10.5.	Entire Agreement.	61
10.6.	Severability.	61
10.7.	Amendment.	61
10.8.	Effect of Waiver or Consent.	61
10.9.	Parties in Interest; Limitation on Rights of Others.	62
10.10.	Assignability.	62
10.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial.	62
10.12.	Confidentiality; Public Announcements.	63
10.13.	Specific Performance.	63
10.14.	Counterparts.	64
10.15.	Further Assurances.	64

Exhibits

Exhibit A:	Member Schedule
Exhibit B:	Form of Assignment and Assumption Agreement
Exhibit C:	EBITDA Definition
Exhibit D:	Form of Escrow Agreement
Exhibit E:	Estimated Tangible Fixed Asset Schedule
Exhibit F:	Form of Lock-Up Agreement
Exhibit G:	Form of Promissory Note
Exhibit H:	Form of Assignment (for the Facilities and Properties)
Exhibit I:	Form of Memorandum of Injection Well Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May 7, 2012, by and among QC Environmental Services, Inc., a corporation formed under the laws of North Dakota (“Buyer”), RM Resources, LLC, a limited liability company formed under the laws of North Dakota (“Seller”) and each of Wylie C. Bice, Monte Gawryluk and Dean A. Rodne, collectively the holders of all outstanding limited liability company membership interests of Seller (each a “Member” and collectively, the “Members”).

RECITALS

WHEREAS, Seller is in the business of owning and operating the Facilities (as hereinafter defined) and providing certain services for the purpose of providing a means and location for the safe disposal of Disposal Water (as hereinafter defined) into the Wells (as hereinafter defined) (the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as hereinafter defined) with respect to the Business (other than the Excluded Assets (as hereinafter defined)), and Buyer is willing to assume the Assumed Liabilities (as hereinafter defined) with respect to the Business, all on the terms and subject to the conditions set forth herein;

WHEREAS, each Member owns the percentage membership interest set forth opposite its name on Exhibit A attached hereto, which in the aggregate represents 100% of all of the equity interests in Seller; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer is entering into a consulting agreement with each of Wylie C. Bice and Dean A. Rodne (collectively, the “Consulting Agreements”) and the Non-Competition Agreements (as hereinafter defined); and

WHEREAS, on the Closing Date (as hereinafter defined), Buyer, Seller and the Members will enter into the Assignment and Assumption Agreement and the Escrow Agreement, and QDI (as hereinafter defined), Seller and the Members will enter into the Lock-Up Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1.           Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

 “Accounts Payable” means accounts payable of Seller for goods and services actually received by Seller in the ordinary course of business prior to the Closing with respect to the Business.

“Accounts Receivable” means (i) trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment arising out of or relating to the operations of the Business, including uninvoiced accounts; (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes; (iii) any proceeds of the foregoing; and (iv) any claim, remedy or other right related to any of the foregoing.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, lien, grievance, penalty, notice of violation, citation, summons, subpoena, information request or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Additional Wells” means Well 1 and Well 2.

“Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, (ii) another Person in which the specified Person serves as trustee or in a similar capacity or (iii) any spouse, parent or child of the specified Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 25% or more of the securities having ordinary voting power for the election of directors or similar governing body of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  Seller shall be deemed for purposes of this Agreement an Affiliate of the Members prior to the Closing and of Buyer from and after the Closing.

“Agreed Earn-Out Adjustments” has the meaning set forth in Section 2.8(d).

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

“Aggregate Debt Payoff Amount” means the aggregate amount of all Indebtedness in respect of the Purchased Assets which remains outstanding as of immediately prior to the Closing.

“Allocation” has the meaning set forth in Section 2.10.

“Allocation Amount” has the meaning set forth in Section 2.10.

“Allocation Schedule” has the meaning set forth in Section 2.10.

“Ancillary Documents” means, collectively, the Assignment and Assumption Agreement, the Escrow Agreement, the Lock-Up Agreement, the Consulting Agreements, the Non-Competition Agreement and any and all other agreements, opinions and certificates delivered by any party pursuant to the terms of these agreements and the transactions contemplated thereby.

“Apportioned Obligations” has the meaning set forth in Section 10.1(a).

“Assigned Contracts” has the meaning set forth in Section 2.1(b).

“Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement by and between Buyer and Seller, in substantially the form attached as Exhibit B hereto.

“Associate” means, as to any Person, (i) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (ii) any family member or spouse of such Person, or any family member of such spouse, or any individual who has the same home as such Person or who is a director or officer (or of similar title or capacity) of such Person or any of its parents or Subsidiaries.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Statements” means the audited consolidated balance sheet of Seller as of December 31, 2010 and December 31, 2011, and related statements of income, changes in equity and cash flows for the years ending December 31, 2010 and December 31, 2011, which financial statements shall have been prepared in accordance with GAAP and shall contain the unqualified opinion of PricewaterhouseCoopers LLP for all periods presented.

“Average QDI Trading Price” means the value weighted average price per share of QDI Common Stock on the NASDAQ Global Market (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) for the thirty (30) consecutive trading days ending on the last trading day preceding the Closing Date.

“Bice Trucking APA” means the Asset Purchase Agreement, dated as of May 7, 2012 between Quality Carriers, Inc., Wylie Bice Trucking, LLC and the equity holder of Wylie Bice Trucking, LLC.

“Books and Records” has the meaning set forth in Section 2.1(j).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 3.3(a)(v).

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).

“Cash” means all cash and cash equivalents (including marketable securities and short term investments).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Consideration” has the meaning set forth in Section 2.6(a)(i).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment Amount” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consulting Agreement” has the meaning set forth in the Recitals.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, contract, lease, license, purchase order, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto, including, but not limited to, all operating agreements, processing agreements, gathering agreements, surface use agreements, transportation agreements, marketing agreements, unitization and pooling agreements, declarations and orders, joint venture agreements, farming and farmout agreements, injection well and disposal agreements, oil and gas leases and other leaseholds, royalties and overriding royalty interests of Seller associated with the Properties, the Wells and/or the Business.

“Copyrights” means all registered and unregistered United States and foreign copyrights and applications thereof.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and the Members concurrently with the execution and delivery of this Agreement.

“Disposal Water” means Flowback Water and Produced Water only, and specifically excludes any and all waste fluids and any other fluids, substances or materials that are harmful to the Wells, including, fluids from drilling mud pits.

“Earn-Out Measurement Period” has the meaning set forth in Section 2.8(a).

“Earn-Out Objection Notice” has the meaning set forth in Section 2.8(c).

“Earn-Out Payment” has the meaning set forth in Section 2.8(a).

“Earn-Out Statement” means the final and binding Earn-Out Statement, determined in accordance with Sections 2.8(c), 2.8(d) or 2.8(e).

“Easements” means rights-of-way, easements, permits, licenses, approvals servitudes, authorizations, and similar surface and other rights and interests applicable to, specifically acquired for, or used or held for use in connection with, any of the Facilities and the operations of the Business whether or not recorded with the appropriate Governmental Authority.

“EBITDA” has the meaning set forth on Exhibit C attached hereto.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 9.1(e).

“Environmental Claim” means any Action, Order, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, Remedial Actions, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Claim Notice” has the meaning set forth in Section 8.2(c)(iv).

“Environmental Costs” means any Remedial Actions or other response costs (including costs to cause the Facilities, the Equipment or the Business to come into compliance with Environmental Laws), expenses (including fees and disbursements of consultants, counsel, and other experts), losses or Liabilities (including Liabilities under any Real Property Lease or other Contract), payments, damages (including any actual or punitive damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including damages (i) of third parties for personal injury or property damage, or (ii) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to any Environmental Matters.

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination or protection of the environment, natural resources, human health or safety, health or safety of employees, and any matters relating to Releases of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.17(a).

“Equipment” has the meaning set forth in Section 2.1(d).

“Equity Securities” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

 “Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means an escrow agreement by and between Buyer, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit D.

 “Estimated Tangible Fixed Asset Schedule” means the schedule of Tangible Fixed Assets, in each case as of the date hereof, attached hereto as Exhibit E.

“Event” means any event, fact, change, development, effect, condition, circumstance, matter, occurrence, activity, practice, conduct, incident, action, omission, plan or state of facts.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Facilities” means all Wells, Owned Real Property and Leased Real Property, and all other real property operated by Seller or otherwise used in the Business, and any plants, facilities, structures, vehicles, any related capital items and other tangible property located on, in, under or above such real property, including, but not limited to, injection facilities, saltwater disposal facilities, compression facilities and gathering systems.

“Final Tangible Fixed Asset Schedule” has the meaning set forth in Section 2.7.

 “Flowback Water” means the fluid recovered after fracture stimulation operations have been completed to fracture sedimentary lithic structures in the subsurface that generally consists of 99% water, tiny amounts of proppant that was used in the fracturing process (such as sand) and small amounts of chemicals that optimize the effectiveness of the fracturing fluid.

“Former Facilities” means all Wells or real property formerly owned, leased or operated by Seller, and any plants, facilities, structures, vehicles, any related capital items and other tangible property located on, in, under or above such real property.

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 4.5.

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals (including listed wastes, characteristic wastes, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls (PCBs) and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Indebtedness” means all obligations and indebtedness of Seller (i) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (ii) evidenced by a note, bond, debenture or similar instrument, (iii) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (iv) under letters of credit, banker’s acceptances or similar credit transactions, (v) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (vi) for interest on any of the foregoing and/or (vii) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

 “Indemnification Escrow Account” has the meaning set forth in Section 2.9.

“Indemnification Escrow Amount” has the meaning set forth in Section 2.6.

“Indemnification Reduction Amount” has the meaning set forth in Section 6.14.

“Indemnified Environmental Matters” has the meaning set forth in Section 8.2(c)(iv)(A).

“Indemnitee” has the meaning set forth in Section 8.2(c)(i).

“Indemnitor” has the meaning set forth in Section 8.2(c)(i).

“Independent Accountant” has the meaning set forth in Section 2.8(e).

“Intellectual Property” means Software and Technology.

“Intellectual Property Assets” means all (i) Intellectual Property and Intellectual Property Rights that are owned, used or held for use by Seller in connection with the operation of the Business as currently conducted or proposed to be conducted and (ii) Intellectual Property Licenses.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller's Affiliates, grant or receive from Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property or Intellectual Property Rights.

“Intellectual Property Rights” means rights that exist under Laws respecting Copyrights, Patents, Trademarks and Trade Secrets.

“Interim Unaudited Financial Statements” has the meaning set forth in Section 6.4.

“Knowledge of Seller” means the actual knowledge of any of the following personnel of Seller, after reasonable inquiry and investigation: Wylie C. Bice, Monte Gawryluk and Dean A. Rodne.

“Known Soil Impacts” has the meaning set forth in Section 6.14(a).

“Known Soil Remediation Losses” has the meaning set forth in Section 8.2(d).

“Latest Balance Sheet” has the meaning set forth in Section 4.6(a).

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.12(b).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lock-Up Agreement” means a lock-up agreement by and among QDI, Seller and each of the Members with respect to the shares of QDI Common Stock to be received by Seller in substantially the form attached hereto as Exhibit F.

“Loss” or “Losses” has the meaning set forth in Section 8.2(a).

“March 2011 Balance Sheet” has the meaning set forth in Section 4.6(a).

“Mark” means all registered and unregistered U.S. and foreign trade names, trademarks, trade dress, domain names, assumed or fictitious names and service marks, together with any applications related thereto and the goodwill symbolized thereby.

“Material Adverse Effect” means any Event that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the (x) ability of Seller to consummate the Contemplated Transactions hereby on a timely basis or (y) value of the Business or the Purchased Assets, or results of operations, prospects or condition (financial or otherwise) of Seller; provided, however, that for purposes of this clause (y) “Material Adverse Effect” shall not include any Event, directly or indirectly, arising out of or attributable to (i) any changes in Law, (ii) changes in the general economic or political conditions in the United States or any other country in which the Business operates, (iii) acts of war, sabotage or terrorism or natural disasters involving the United States or any other country in which the Business operates or (iv) the public announcement of the Contemplated Transactions; provided further, however, that any Event referred to in the preceding clauses (i), (ii) and (iii) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such Event has or has had a disproportionate effect on the Purchased Assets, the Business or Seller compared to other participants in the industries in which Seller operates.

“Material Contracts” has the meaning set forth in Section 4.14(a).

 “Members” has the meaning set forth in the Preamble.

“Non-Competition Agreement” means, collectively, (i) that certain Non-Competition and Non-Solicitation Agreement by and among Monte Gawryluk, Buyer and Seller, (ii) that certain Non-Competition and Non-Solicitation Agreement by and among Dean A. Rodne, Buyer and Seller, and (iii) that certain Non-Competition and Non-Solicitation Agreement by and among Wylie C. Bice, Buyer, Quality Carriers, Inc., Seller and Wylie Bice Trucking, LLC, respectively, in each case dated as of the date hereof.

“Orders” means all judgments, orders, writs, injunctions, decrees, stipulations, decisions, rulings, determinations and awards entered by or with any Governmental Authority.

“Organizational Date” means April 15, 2008.

“Organizational Documents” has the meaning set forth in Section 4.1.

“Owned Real Property” has the meaning set forth in Section 4.12(c).

“Patents” means issued patents, including United States and foreign patents and applications therefor; divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing; and utility models and utility model applications.

“Payoff Parties” has the meaning set forth in Section 2.6(a)(vi).

“Permits” means all permits, licenses, approvals, franchises, certificates, consents, variances, exemptions, and other authorizations of any Governmental Authority issued to or held by Seller or used or held for use in the Business.

“Permitted Encumbrance” means any (i) Encumbrance in respect of Taxes not yet due and owing, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrance arising or incurred in the ordinary course of business, and (iii) with respect to leasehold interests, mortgages and other Encumbrance incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

 “Personnel” has the meaning set forth in Section 4.19.

“Preliminary Earn-Out Payment” has the meaning set forth in Section 2.8(b).

“Preliminary Earn-Out Report” has the meaning set forth in Section 2.8(b).

“Preliminary Earn-Out Statement” has the meaning set forth in Section 2.8(b).

“Produced Water” means the naturally occurring water found in sedimentary lithic structures in the subsurface that is released subsequent to commencement of production operations and generally is saline in nature and contains various minerals absorbed from the subsurface formations (such as barium, calcium, iron, magnesium and sulpher).

“Promissory Note” means a promissory note in substantially the form as Exhibit G attached hereto, in the principal amount set forth in Section 2.5(b).

“Properties” has the meaning set forth in Section 4.12(d).

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“QDI” means Quality Distribution, Inc.

“QDI Common Stock” means the common stock, no par value, of QDI.

“Real Property Leases” has the meaning set forth in Section 4.12(b).

“Recoverable Remediation Expenses” has the meaning set forth in Section 8.2(d).

“Reimbursable Remediation Costs” has the meaning set forth in Section 6.14(d).

“Related Business” has the meaning set forth in Exhibit C attached hereto.

 “Related Member” means the equity holder of Wylie Bice Trucking, LLC.

“Related Seller” means Wylie Bice Trucking, LLC.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedial Action” means all actions taken or required to be taken to (i) perform pre-remedial studies and investigations, (ii) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment, (iii) prevent a Release or condition that is reasonably likely to result in a release or minimize further release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger present or future public health or welfare or the indoor or outdoor environment, (iv) perform post-remedial monitoring or (v) otherwise cure any violation of Environmental Law.

“Required Consent” means all consents, waivers or approvals with respect to the Purchased Assets listed on Section 1.1(a) of the Disclosure Schedules.

 “Securities Act” has the meaning set forth in Section 4.24(a).

 “Seller” has the meaning set forth in the Preamble.

“Seller Affiliate” has the meaning set forth in Section 10.12(a).

“Seller Audited Financial Statement Fee Amount” means an amount equal to forty percent (40%) of the product obtained by multiplying (x) the Total Audited Financial Statements Fee Amount by (y) 0.5 (fifty percent (50%)), which amount shall be due and payable by Seller at Closing to PricewaterhouseCoopers LLP or, to the extent such amount has already been paid by QDI or its affiliates, to QDI or to such Person as QDI may designate.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(j).

“Seller Indemnitees” has the meaning set forth in Section 8.2(b).

 “Seller Remediation Expenses” has the meaning set forth in Section 6.14(d).

“Seller Tangible Fixed Asset Schedule” has the meaning set forth in Section 2.7.

“Software” means the manifestation, in tangible or physical (including digital) form, including in magnetic media, firmware, and documentation, of computer programs and databases, including data therein, such computer programs and databases to include, but not limited to, management information systems and personal computer programs, websites and content therein.  The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code and microcode.

“Stock Consideration” has the meaning set forth in Section 2.5(c).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or similar governing body with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

 “Tangible Fixed Assets” means the Facilities and Equipment.

 “Tax” or “Taxes” means all U.S. federal, state and local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, Transfer Taxes, and other taxes, duties or assessments of any nature whatsoever imposed by a Governmental Authority, together with all interest, penalties or additions thereto, whether disputed or not, and including any Liability arising under any tax sharing agreement or indemnity obligation or any Liability for taxes of another Person by Contract, as a transferee or successor, or under Section 1.1502-6 of the Treasury Regulations or analogous state, local or non-U.S. Law.

“Tax Contest” has the meaning set forth in Section 10.1(c).

“Tax Losses” has the meaning set forth in Section 8.2(c)(iii).

“Tax Return” means any report, return, statement, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Governmental Authority in connection with any Taxes and any amendment thereto.

“Technology” shall mean all types of technical information and data, whether or not reduced to tangible or physical form, including: know-how; product definitions and designs; inventions; research and development; engineering, development, manufacturing, process, test, quality control, procurement, and service specifications, procedures, processes, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae.

 “Threshold Amount” has the meaning set forth in Section 8.2(d)(i).

“Top Customers” has the meaning set forth in Section 4.15(a).

“Top Suppliers” has the meaning set forth in Section 4.15(a).

“Total Audited Financial Statements Fee Amount” means the total of all fees and other costs and expenses owing to PricewaterhouseCoopers LLP in connection with the preparation and delivery of the Audited Financial Statements and other related services.

“Trade Secrets” means information in any form that is considered to be proprietary information by the owner.

“Trademarks” means all registered and unregistered United States and foreign trademarks, service marks, trade names, brand names, trade dress, domain names and other identifiers of source or goodwill, together with all registrations and applications for registration thereof, and all goodwill associated therewith.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, stamp, value-added or similar Taxes (including any penalties and interest) incurred in connection with the sale of the Purchased Assets.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Unassigned Contract” has the meaning set forth in Section 2.11.

“Unaudited Financial Statements” has the meaning set forth in Section 4.6(a).

“Well Escrow Account” has the meaning set forth in Section 2.9(a).

“Well Escrow Amount” has the meaning set forth in Section 2.6(a)(v).

“Wells” means all of the disposal wells, injection wells, wellbores and water wells located on or attributed to the Properties or on lands pooled or utilized with any portion thereof, or on lands located within any governmental drilling and spacing unit which includes any portion thereof, including but not limited to the wells identified in Section 1.1(b) of the Disclosure Schedules and the proration units associated therewith.

“Well 1” means that certain Well located at SE 1/4 of the SE 1/4 of Section 30, Township 157 North, Range 96 West, Williams County, ND (Temple #30-16).

“Well 2” means that certain Well to be completed and delivered to Buyer in accordance with Section 6.13.

1.2.           Rules of Construction.

Unless the context otherwise requires:

(a)           a capitalized term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)           references to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;

(e)           the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)            this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)           all monetary figures shall be in United States dollars unless otherwise specified;

(h)           references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; and

(i)            the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

ARTICLE II

Purchase and Sale

2.1.           Purchase and Sale of Purchased Assets.

Subject to the terms and conditions set forth herein, and in reliance on the representations, warranties, covenants, and agreements of the parties contained herein, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties, rights, claims and interests of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, which relate to, or are used or held for use in connection with, the Business except for those assets, properties, rights, claims and interests that are specifically included in the definition of the term “Excluded Assets” set forth in Section 2.2 (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)           all inventory, raw materials, works in progress, supplies, parts and other current assets, including the inventory set forth in Section 2.1(a) of the Disclosure Schedules;

(b)           all Contracts of Seller, including those listed or described on Section 2.1(b) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(c)           all Intellectual Property Assets;

(d)           all machinery, equipment, tools, furniture, computer hardware, fixtures, materials, pipelines, pipeline laterals, gathering lines, flowlines, treating and processing systems, wellpads, tank batteries, well heads, treating equipment, compressors, power lines, casing, tubing, pumps, motors, gauges, valves, heaters, leasehold and other improvements, computing and telecommunications equipment and other items of tangible personal property owned by Seller or leased by Seller used or held for use in the operation of the Business, together with any express or implied warranty by the manufacturer, seller or lessor of any such item or component part thereof (to the extent assignable) and all maintenance records and other documents relating thereto, including those listed or described on Section 2.1(d) of the Disclosure Schedules (collectively, the “Equipment”);

(e)           all Facilities;

(f)           all Easements and Permits, including Environmental Permits, including, without limitation, those listed on Section 4.17(a) of the Disclosure Schedules;

(g)           all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)           all advance payments, security or other deposits associated with or being held subject to any Assigned Contracts;

(i)            all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)            originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (collectively, the “Books and Records”); and

(k)           all goodwill related to the conduct of the Business and all rights to continue to use the Purchased Assets as an ongoing business.

To the extent any assets, properties, rights, claims or interests, wherever located, used or held for use in connection with the Business, are currently owned by any Affiliate or Associate of Seller or any Member, such assets, properties, rights, claims and interests shall be included within the term “Purchased Assets” if they would have been so included had they been owned or been hereafter acquired by Seller, such Affiliate or Associate shall be deemed to be included in the term “Seller,” for this limited purpose only, and Seller shall cause each such Affiliate or Associate, to convey such Purchased Assets to Buyer, or to Seller for conveyance to Buyer, in accordance with the provisions hereof.

2.2.           Excluded Assets.

Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets, properties, rights, claims and interests of Seller (or any Affiliate or Associate of Seller) (collectively, the “Excluded Assets”) are excluded from the Purchased Assets and shall remain the property of Seller:

(a)           all Accounts Receivable;

(b)           all assets and properties that do not relate to, or are not used or held for use in connection with, the Business;

(c)           the certificates of formation, organizational documents, minute books, membership registers, originals of Tax Returns, original books of account or other records having to do with the formation and organization of Seller;

(d)           claims for refunds of Taxes paid by Seller;

(e)           all Cash and any bank, depository, trust or other accounts of Seller;

(f)            all Equity Securities of any Person held by Seller or any Member, including those set forth on Section 4.4 of the Disclosure Schedules;

(g)           the rights which accrue or will accrue to Seller under this Agreement and the applicable Ancillary Documents, including Seller’s rights in the consideration paid (or to be paid) to Seller pursuant to this Agreement;

(h)           all prepaid expenses, credits, claims, refunds, rights of recovery, rights of set-off, rights of recoupment, charges, sums and fees;

(i)            all insurance, policies, fidelity or surety bonds covering the Purchased Assets or the Business for any periods prior to the Closing, and all rights of Seller of every nature and description under or arising out of such policies and bonds; and

(j)            the assets, properties and rights specifically set forth on Section 2.2(j) of the Disclosure Schedules.

2.3.           Assumed Liabilities.

Subject to the terms and conditions set forth herein, Buyer hereby assumes and agrees to pay, perform and discharge when due only the following Liabilities (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)           all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(b)           all Liabilities arising out of the ownership, use or possession of the Purchased Assets or the operation or conduct of the Business after the Closing, other than any of the Excluded Liabilities.

2.4.           Excluded Liabilities.

Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever, and Seller shall, and shall cause each of its Affiliates to, pay and satisfy when due and remain liable for any and all Liabilities that encumber the Business or the Purchased Assets, in each case other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including, without limitation, the following:

(a)           any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the applicable Ancillary Documents and the Contemplated Transactions, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)           any Liability for (i) Taxes of Seller (or the Members or any Affiliate of Seller or the Members) or relating to the Business, the Purchased Assets or the Assumed Liabilities for the Pre-Closing Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Sections 10.1(a) or 10.1(b); or (iii) other Taxes of Seller (or the Members or Affiliate of Seller or the Members) of any kind or description (including any Liability for Taxes of Seller (or the Members or Affiliate of Seller or the Members) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)           all Accounts Payable;

(d)           any Liabilities relating to or arising out of or incurred in connection with, any of the Excluded Assets;

(e)           any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing;

(f)           any Liabilities of the Members or any Affiliate of the Members;

(g)           any Environmental Claims, or Liabilities under Environmental Laws, arising out of or relating to any past or present Events existing on or prior to the Closing;

(h)           any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing, (ii) did not arise in the ordinary course of business or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(i)            any Liabilities to indemnify, reimburse or advance amounts to any present or former Personnel (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.2(a);

(j)            any Liabilities under any Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement, (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement or (iii) to the extent such Liabilities arise out of or relate to the operation of the Business prior to the Closing or a breach by Seller of such Contracts prior to Closing;

(k)           any Liabilities associated with Indebtedness outstanding as of immediately prior to the Closing;

(l)            any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Order; and

(m)          any Liabilities of Seller or the Members based upon Seller’s or the Members’ acts or omissions occurring after the date hereof.

2.5.           Purchase Price.

The aggregate consideration payable to Seller for the Purchased Assets (the “Purchase Price”) shall be determined in accordance with this Section 2.5 and shall be as follows:

(a)           $16,700,000 in cash (the “Closing Payment Amount”); plus

(b)           a Promissory Note, in the aggregate principal amount of $8,520,000; plus

(c)           $3,600,000 of QDI Common Stock (it being understood that the number of shares to be issued at Closing shall be determined in accordance with Section 2.12) (the “Stock Consideration”); plus

(d)           up to $7,600,000 in Earn-Out Payments pursuant to Section 2.8, if any; plus

(e)           the assumption of the Assumed Liabilities.

2.6.           Payment.

(a)           Subject to fulfillment or waiver of the conditions set forth in this Agreement, at the Closing:

(i)           Buyer shall pay, or cause to be paid, to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to the Closing Payment Amount less the Aggregate Debt Payoff Amount, if any, less the Seller Audited Financial Statement Fee Amount, plus Reimbursable Remediation Costs, if any (such amount, the “Closing Cash Consideration”);

(ii)           Buyer shall deliver to Seller the Promissory Note duly executed in favor of Seller;

(iii)          Buyer shall execute and deliver the Assignment and Assumption Agreement, evidencing the assumption by Buyer of the Assumed Liabilities;

(iv)          QDI shall issue and deliver to Seller, new shares of QDI Common Stock representing the Stock Consideration;

(v)           Buyer shall deposit $1,200,000 in cash (the “Indemnification Escrow Amount”) and $1,700,000 in cash (the “Well Escrow Amount”) in two or more accounts designated by the Escrow Agent pursuant to Section 2.9;

(vi)          Buyer shall pay on behalf of Seller or the Members, as applicable, by wire transfer of immediately available funds, to such account or accounts as Seller shall indicate in writing to Buyer no less than two (2) Business Days prior to the Closing Date, the amount payable to each Person to which all or any portion of the Aggregate Debt Payoff Amount is due and payable (the “Payoff Parties”) in order to fully discharge such Indebtedness;

(vii)          Buyer shall pay on behalf of Seller, by wire transfer of immediately available funds, to such account or accounts designated in writing by QDI no less than two (2) Business Days prior to the Closing Date, the Seller Audited Financial Statement Fee Amount.

(b)           If the Closing occurs, then promptly (but not later than five (5) days) after the determination of the Earn-Out Payment for the Earn-Out Measurement Period pursuant to Section 2.8 that is final and binding as set forth therein, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account as Seller shall designate in writing to Buyer, an amount equal to such Earn-Out Payment.

(c)           For Tax purposes, any payments under Section 2.6(b) shall be treated in the manner described in Section 8.2(e).

2.7.           Final Tangible Fixed Asset Schedule.

Not fewer than three (3) Business Days prior to the Closing, Seller shall submit to Buyer for its approval a schedule prepared in good faith of the Tangible Fixed Assets (the “Seller Tangible Fixed Asset Schedule”), in each case as of 11:59 P.M. on the date immediately prior to the Closing Date it being understood that all Tangible Fixed Assets set forth thereon must be in normal operating condition and repair, ordinary wear and tear excepted, and not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost.  Buyer shall have the opportunity to review all materials and information used by the Seller in preparing the Seller Tangible Fixed Asset Schedule, and the Seller shall make available such personnel as are reasonably necessary to assist Buyer in its review of the Tangible Fixed Assets and the Seller Tangible Fixed Asset Schedule.  In the event Buyer disagrees with any aspect of the Seller Tangible Fixed Asset Schedule, Seller and Buyer shall negotiate in good faith to resolve such disagreement.  In the event Buyer has no objections, or following the resolution of any disputed matters, and upon the written consent of Buyer, the Seller Tangible Fixed Asset Schedule, after giving effect to any agreed adjustments, shall be final and binding as the “Final Tangible Fixed Asset Schedule.”

2.8.           Determination of Earn-Out Payments.

(a)           Seller shall be entitled to receive an Earn-Out Payment to be determined and paid in accordance with this Section 2.8.  With respect to the period beginning on the day following the Closing Date and ending on the date that is the twelve-month anniversary of the Closing Date (the “Earn-Out Measurement Period”), Seller shall be entitled to receive a payment (the “Earn-Out Payment”) calculated as follows:

(i)           if EBITDA is less than the Target A Amount, the Earn-Out Payment shall be zero;

(ii)           if EBITDA is equal to or greater than the Target A Amount and less than the Target B Amount, the Earn-Out Payment shall be equal to $3,600,000;

(iii)          if EBITDA is equal to or greater than the Target B Amount and less than the Target C Amount, the Earn-Out Payment shall be equal to $4,800,000;

(iv)          if EBITDA is equal to or greater than the Target C Amount and less than the Target D Amount, the Earn-Out Payment shall be equal to $6,000,000; and

(v)           if EBITDA is equal to or greater than the Target D Amount, the Earn-Out Payment shall be equal to $7,600,000.

For purposes of calculating the Earn-Out Payment, the Target A Amount, Target B Amount, Target C Amount and Target D Amount for the Earn-Out Measurement Period shall be as follows:

Target A Amount:	$16,400,000
Target B Amount:	$17,400,000
Target C Amount:	$18,400,000
Target D Amount:	$19,400,000

(b)           As promptly as practicable following the end of the Earn-Out Measurement Period (but not later than seventy-five (75) days therefrom), Buyer shall prepare and deliver to Seller and the Members a preliminary report (the “Preliminary Earn-Out Report”) which shall include (i) an income statement for the Earn-Out Measurement Period, which income statement shall be prepared in accordance with GAAP and consistent with the principles and methodologies used in the preparation of the Audited Financial Statements (the “Preliminary Earn-Out Statement”) and (ii) Buyer’s calculation of the Earn-Out Payment (the “Preliminary Earn-Out Payment”).

(c)           Promptly following receipt of the Preliminary Earn-Out Report, Seller may review the same and, within thirty (30) days after the date of such receipt, may deliver to Buyer a certificate setting forth any objections to the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment as set forth in the Preliminary Earn-Out Report, together with a summary of the reasons therefore and calculations which, in its view, are necessary to eliminate such objections (an “Earn-Out Objection Notice”).  If Seller does not so object within such thirty (30) day period, the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment set forth in the Preliminary Earn-Out Report shall be final and binding as the Earn-Out Statement and the Earn-Out Payment, respectively, for such Earn-Out Measurement Period for purposes of this Agreement.

(d)           If Seller timely delivers to Buyer an Earn-Out Objection Notice in proper form in accordance with Section 2.8(c), Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Earn-Out Adjustments”) any differences as to the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment and, if Seller and Buyer so resolve any such differences, the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment set forth in the Preliminary Earn-Out Report, as adjusted by the Agreed Earn-Out Adjustments, shall be final and binding as the Earn-Out Statement and Earn-Out Payment, respectively, for the Earn-Out Measurement Period for purposes of this Agreement.

(e)           If any objections raised by Seller in its Earn-Out Objection Notice are not resolved by the Agreed Earn-Out Adjustments within the thirty (30) day period following the receipt by Buyer of the Earn-Out Objection Notice, then Buyer and Seller shall submit the objections that are then unresolved to KPMG LLP (or such other impartial nationally recognized firm of independent certified public accountants appointed by Buyer and Seller by mutual agreement, other than Seller’s accountants or Buyer’s accountants) (the “Independent Accountant”). The Independent Accountant shall resolve the unresolved objections (based solely on the presentations by Buyer and by Seller as to whether any disputed matter had been determined in a manner consistent with the principles and methodologies used in the preparation of the Audited Financial Statements) and shall deliver to Buyer and Seller, as promptly as reasonably practicable and in any event within thirty (30) days after its appointment, a written report setting forth its resolution of the disputed matters determined in accordance with the terms herein.  The Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment, after giving effect to any Agreed Earn-Out Adjustments and to the resolution of disputed matters by the Independent Accountant, shall be final and binding as the Earn-Out Statement and the Earn-Out Payment, respectively, for such Earn-Out Measurement Period for purposes of this Agreement.

(f)           The parties hereto shall make available to Buyer, Seller and, if applicable, the Independent Accountant, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Earn-Out Report, the Earn-Out Objection Notice or any matters submitted to the Independent Accountant.  The fees and expenses of the Independent Accountant hereunder shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.

(g)           The parties agree that the procedures set forth herein with respect to the Preliminary Earn-Out Report are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications or estimation methodologies from those used in the preparation of the Audited Financial Statements.  No adjustment under this Section 2.8 shall limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(h)           For Tax purposes, the Earn-Out Payment shall be composed of an interest element and a principal element, the interest element being computed on the principal element at an interest rate equal to eight (8%) percent per annum.

2.9.           Escrowed Portion of the Purchase Price.

(a)           For the purpose of securing Seller’s and the Members’ obligations pursuant to Section 6.13, the Well Escrow Amount shall be delivered by Buyer at the Closing to the Escrow Agent by wire transfer of immediately available funds to an account (the “Well Escrow Account”) to be designated and administered by the Escrow Agent pursuant to the Escrow Agreement which Escrow Agreement provides, among other things, that the Well Escrow Amount (including interest thereon) shall be released (A) to Seller within two (2) Business Days following the completion and transfer of Well 2 to Buyer in accordance with Section 6.13 or (B) to Buyer, upon the one-hundred and eighty (180) day anniversary of the Closing Date, if Seller shall not have completed and transferred Well 2 to Buyer pursuant to Section 6.13 on or prior to such date.

(b)           For the purpose of securing Seller’s and the Members’ obligations pursuant to Section 8.2, the Indemnification Escrow Amount shall be delivered by Buyer at the Closing to the Escrow Agent by wire transfer of immediately available funds to an account (the “Indemnification Escrow Account”) to be designated and administered by the Escrow Agent pursuant to the Escrow Agreement which Escrow Agreement provides, among other things, that any amounts remaining (including interest thereon) in the Indemnification Escrow Account following the twenty-four (24) month anniversary of the Closing Date shall be released to Seller, to the extent not subject to any claims made prior to that time.

2.10.           Allocation of Purchase Price.

Within ninety (90) days following the Closing Date, Buyer shall deliver to Seller a schedule (the “Allocation Schedule”) with an allocation of the Purchase Price, together with any other consideration paid to Seller including the Assumed Liabilities (to the extent properly included in accordance with Section 1060 of the Code) and capitalized costs (collectively, the “Allocation Amount”) among the Purchased Assets (the “Allocation”) and present it to Seller for review.  Seller shall have ten (10) days after receipt of the Allocation to agree or disagree with Buyer’s Allocation.  If Seller does not object within the ten (10) day period to the Allocation, then the Allocation will be deemed accepted by Seller.  In the event Seller objects to the Allocation, Buyer and Seller shall endeavor in good faith to agree upon an allocation of the Allocation Amount for all tax purposes in a manner consistent with the provisions of Section 1060 of the Code.  Buyer and Seller agree to file Internal Revenue Service Form 8594, and all U.S. federal, state and local, and non-U.S. Tax Returns, in accordance with the Allocation Schedule.  Buyer and Seller each agrees to provide the other promptly with any other information required to complete Internal Revenue Service Form 8594.  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.  Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless, and then only to the extent, required by a final “determination” as defined in Section 1313(a) of the Code.  The Allocation Schedule shall be adjusted from time to time following the initial Allocation to take into account the Earn-Out Payment and any payments made under Article VIII.  Any such adjustments shall be consistent with the methodology of the initial Allocation.

2.11.           Assignment of Contracts; Rights and Obligations.

Notwithstanding anything to the contrary in this Agreement or in any Ancillary Document, to the extent that the assignment of any Contract intended, purported or required to be assigned to Buyer hereunder or in any Ancillary Document, would, without the consent of a third party thereto, constitute a breach or default thereof, or cause or permit the acceleration or termination thereof, then nothing in this Agreement nor any Ancillary Document, nor any action taken hereunder or thereunder, shall constitute an assignment of such Contract (any such Contract is defined herein as an “Unassigned Contract”).  As to any Unassigned Contracts: (i) Buyer shall be entitled to all of Seller’s rights and interests in and to such Unassigned Contracts and Seller shall cooperate with Buyer in any reasonable manner to allow Buyer to receive such rights and interests, (ii) Buyer shall perform all of Seller’s post-Closing obligations and liabilities under such Unassigned Contracts (other than obligations and liabilities arising out of or relating to a breach by Seller that occurred prior to the Closing Date) and, where reasonably necessary or appropriate, Buyer shall be deemed to be Seller’s duly appointed agent for the purpose of completing, fulfilling and discharging all of Seller’s rights, obligations and liabilities arising after the Closing Date with respect to such Unassigned Contracts and (iii) Seller shall not, and shall cause its Affiliates not to, amend or terminate, or take any action that could reasonably be expected to cause or result in any amendment or termination of, any Unassigned Contract.  Following the Closing, the parties shall use reasonable best efforts to cooperate to obtain the necessary consents to assign such Unassigned Contracts and in the interim, shall use reasonable best efforts to provide Buyer with the economic and non-economic benefits of such Unassigned Contracts, including, without limitation, enforcing any rights under such Unassigned Contracts or permitting Buyer to enforce any rights as if such Unassigned Contracts had been sold, conveyed, assigned or transferred to Buyer (including, without limitation, the right to terminate in accordance with the terms thereof upon the request of Buyer).

2.12.           Stock Consideration.

(a)           The aggregate number of shares constituting the Stock Consideration shall equal the quotient of (x) $3,600,000 divided by (y) the Average QDI Trading Price, calculated to the nearest whole share.

(b)           Seller shall cooperate with Buyer in connection with the delivery of the Stock Consideration being issued to Seller at the Closing.  Such shares shall be issued in uncertificated form and registered in the name of Seller, and the electronic records evidencing ownership of such shares shall contain the following (or a substantially similar) notation (it being understood that (x) the restrictions in the first paragraph of the notation below shall be inapplicable upon the expiration of the Lock-Up Period (as defined in the Lock-Up Agreement) and (y) the Seller may request to remove the first paragraph of the notation below upon the expiration of the Lock-Up Period):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON SALE, TRANSFER, GRANT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION (ANY SUCH ACTION, A “TRANSFER”) PURSUANT TO THE TERMS OF A LOCK-UP AGREEMENT, DATED AS OF _______], 2012, BETWEEN THE HOLDER OF SUCH SECURITIES AND THE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE CORPORATION.  NO PURPORTED TRANSFER OR ATTEMPT TO TRANSFER THE SECURITIES SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

2.13.           Withholding Taxes.

Buyer shall be entitled to deduct and withhold (without duplication) from any amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law.  To the extent amounts are so deducted and withheld, Buyer shall timely pay over such amount to the appropriate Governmental Authority and such amounts shall be treated for all purposes of this Agreement as having been paid on behalf of and to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Closing

3.1.           Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 10:00 A.M. local time on the second Business Day immediately following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Buyer and Seller may otherwise agree.  The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

3.2.           Seller’s and the Members’ Closing Date Deliveries.

At the Closing, Seller and the Members shall deliver to Buyer all of the following:

(a)           counterparts to the Assignment and Assumption Agreement, the Lock-Up Agreement and the Escrow Agreement, duly executed by Seller and/or the Members, as applicable;

(b)           the Final Tangible Fixed Asset Schedule;

(c)           the Required Consents and all other consents, waivers, or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the Contemplated Transactions;

(d)           certificates of title or origin (or like documents) with respect to the Tangible Fixed Assets and other equipment and/or property included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(e)           assignments, in recordable form, with respect to each of the registered Copyrights, issued Patents, registered Marks and pending applications for the registration or issuance of any Copyrights, Patents and Marks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(f)           a certificate, in form and substance reasonably acceptable to Buyer, dated as of the Closing Date and signed by the Secretary of Seller, certifying: (i) that the resolutions of Seller’s board of governors (copies of which shall be attached to the certificate) authorizing the execution and delivery by Seller of this Agreement and the applicable Ancillary Documents to which it is a party and the performance by Seller of the Contemplated Transactions have been approved and adopted; (ii) that Seller is in good standing in its jurisdiction of formation and such other jurisdictions in which it is required to be qualified (a copy of such good standing certificate which shall not be dated more than ten (10) days prior to the Closing Date shall be attached to the certificate); and (iii) as to the incumbency of Seller’s managers executing this Agreement and the applicable Ancillary Documents to which it is a party;

(g)           documents in form and substance reasonably satisfactory to Buyer, including pay off letters, evidencing the repayment in full of all Indebtedness and the release, cancellation and termination of all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets;

(h)           such certificates or forms as may be necessary or appropriate to establish an exemption from or require payment of any Transfer Taxes;

(i)            a certificate conforming to the requirements of the Treasury Regulation Section 1.1445-2(b)(iv)(B) and acceptable to Buyer certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(j)            a certificate, in form and substance reasonably acceptable to Buyer, dated as of the Closing Date and signed by a duly authorized manager of Seller, setting forth the truth and accuracy of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(d) (the “Seller Closing Certificate”);

(k)           executed and acknowledged originals, in recordable form, of the assignments for the Facilities and other Properties conveyed to Buyer herein, substantially in the form attached hereto as Exhibit H;

(l)            copies of all reports filed with the North Dakota Industrial Commission which are required to be filed to bring all Wells being conveyed to Seller herein to an active status with such Governmental Authority and evidence that each such Well is listed in active status with the North Dakota Industrial Commission;

(m)          executed copies of the memorandums of agreement, substantially in the form attached hereto as Exhibit I, covering each injection well Contract conveyed to Seller herein and evidence confirming each such memorandum has been delivered to the proper county recorder's office to be recorded in accordance with all Laws applicable thereto; and

(n)           such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer, including, without limitation, counterpart forms of transfer and assignment required by any Governmental Authority.

3.3.           Buyer’s Closing Date Deliveries.

(a)           At the Closing, Buyer shall deliver to Seller all of the following:

(i)           the Closing Cash Consideration;

(ii)          the Promissory Note;

(iii)         a number of shares of QDI Common Stock representing the Stock Consideration, determined and delivered in accordance with Section 2.12;

(iv)         a duly executed counterpart to the Assignment and Assumption Agreement, the Lock-Up Agreement and the Escrow Agreement;

(v)          a certificate, in form and substance reasonably acceptable to Seller, dated as of the Closing Date and signed by a duly authorized officer of Buyer, setting forth the truth and accuracy of the conditions set forth in Sections 7.3(a) and Section 7.3(b) (the “Buyer Closing Certificate”); and

(vi)         a certificate of good standing, by the Secretary of State for the State of North Dakota, dated as of a recent date, certifying that Buyer is in good standing in the State of North Dakota (which shall not be dated more than thirty (30) days prior to the Closing Date).

(b)           At the Closing, Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to such bank account of Escrow Agent as Escrow Agent shall designate in writing, the Indemnification Escrow Amount and the Well Escrow Amount pursuant to the Escrow Agreement.

(c)           At the Closing, Buyer shall deliver to each Payoff Party such portion of the Aggregate Debt Payoff Amount as specified by Seller in accordance with Section 2.6(a)(vi).

ARTICLE IV

Representations and Warranties of Seller and each Member

Except as set forth in the Disclosure Schedules (it being agreed that any matter disclosed in the Disclosure Schedules with respect to any section of this Agreement shall be deemed to be disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on the face of such disclosure), Seller and the Members, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

4.1.           Organization and Power.

Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of North Dakota and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Section 4.1 of the Disclosure Schedules sets forth a true and correct list of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it requires a license or qualification to do business.  Seller is duly licensed or qualified to do business and is in good standing in each such jurisdiction.  Seller and each of the Members have full power and authority to execute, deliver and perform this Agreement and the applicable Ancillary Documents to which is it a party and to consummate the Contemplated Transactions.  Seller has provided to Buyer, true, correct and complete copies of its certificate of formation, operating agreement and other organizational documents, together with any amendments thereto (the “Organizational Documents”), and all Organizational Documents are in full force and effect and Seller is not in any material violation of its Organizational Documents.

4.2.           Authorization and Enforceability.

The execution and delivery of this Agreement and the applicable Ancillary Documents to which Seller or any Member is a party and the performance by Seller and each Member of the Contemplated Transactions that are required to be performed by Seller or any Member, respectively, have been duly authorized by all necessary actions on the part of Seller and each Member, respectively, and no other proceedings (corporate or otherwise) on the part of Seller (including, without limitation, any member vote or approval) or any Member are necessary to authorize the execution, delivery and performance of this Agreement and the applicable Ancillary Documents to which it is a party or the consummation of the Contemplated Transactions.  This Agreement and each of the applicable Ancillary Documents to be executed and delivered by Seller or any Member hereunder, are, duly authorized, executed and delivered by Seller and each Member, as applicable, and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding agreement of Seller and each Member, respectively, enforceable against Seller and each Member in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.           No Violation.

Except as set forth in Section 4.3 of the Disclosure Schedules, the execution and delivery by Seller and each Member of this Agreement and the applicable Ancillary Documents to which it is each a party, and consummation of the Contemplated Transactions and compliance by Seller and each Member with the terms of this Agreement and the applicable Ancillary Documents to which Seller or any Member is a party, will not (i) conflict with or violate any provision of the Organizational Documents, (ii) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any Contract to which Seller or any Member is a party or by which Seller, the Members or their respective properties are bound or affected, (iii) conflict with, contravene, result in a violation or breach of or default (with or without notice or lapse of time or both), any Law applicable to Seller or any Member or by which Seller or any Member or the Business or any of the Purchased Assets is subject or (iv) result in the creation of, or require the creation of, any Encumbrance upon the Business or any of the Purchased Assets.

4.4.           Subsidiaries and Investments.

Except as set forth in Section 4.4 of the Disclosure Schedules, Seller does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other Equity Securities in or control any Person.

4.5.           Governmental Authorizations and Consents.

Except as set forth in Section 4.5 of the Disclosure Schedules, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by Seller or any Member in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Document to which Seller or any Member is a party.

4.6.           Financial Statements.

(a)           Seller has furnished (or, if not available on the date hereof, will furnish as promptly as practicable and in any event no later than two (2) Business Days prior to Closing) Buyer with copies of (i) the unaudited consolidated balance sheet of Seller as of March 31, 2012 (the “Latest Balance Sheet”), and the related unaudited statements of income, changes in equity and cash flows, respectively, for the 3-month period ended on such date, (ii) the unaudited consolidated balance sheet of Seller as of March 31, 2011 (the “March 2011 Balance Sheet”) and the related unaudited statements of income, changes in equity and cash flows, respectively, for the 3-month period ended on such date and (iii) the unaudited consolidated balance sheets and statements of income, changes in equity and cash flows of Seller for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (collectively, the “Unaudited Financial Statements”). Each of the Unaudited Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of Seller as of its respective date and the consolidated results of operations and members’ equity, or cash flows, as the case may be, of Seller for the period covered thereby, subject, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments which are, in the aggregate, not material.

(b)           The financial Books and Records of Seller have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of Seller and (ii) all transactions of Seller, including all transactions between Seller, on the one hand, and the Members on the other hand.  Seller has not received any advice or notification from its independent accountants that Seller has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Books and Records of Seller’s properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c)           Seller does not have any Liabilities or obligations of any nature whatsoever (whether accrued, contingent, absolute, determined, determinable or otherwise) except for (i) Liabilities disclosed, reflected or reserved against the Unaudited Financial Statements (as of the date hereof) or the Audited Financial Statements (as of the Closing Date), (ii) Liabilities of the same nature as those set forth in the Audited Financial Statements and the footnotes thereto and reasonably incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (iii) Liabilities and obligations incurred in connection with this Agreement and the Contemplated Transactions and (iv) Liabilities or obligations set forth on Section 4.6(c) of the Disclosure Schedules and which would not, individually or in the aggregate, be material to Seller, the Business or the Purchased Assets.

(d)           The minute books of the board of governors (and any committees thereof) and member meetings of Seller, as previously made available to Buyer, contain accurate records of all such meetings and accurately reflect all other material action (corporate or otherwise) of the Members and the board of governors (or similar governing body) of Seller.

4.7.           Absence of Certain Changes.

Except as set forth in Section 4.7 of the Disclosure Schedules or as reflected on the Unaudited Financial Statements, since the date of the Latest Balance Sheet, Seller has conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any Event that has had, or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 4.7 of the Disclosure Schedules or as reflected on the Unaudited Financial Statements, since the date of the Latest Balance Sheet, Seller has not:

(a)           (i) acquired (including by merger, consolidation or acquisition of Equity Securities), sold, leased, transferred, mortgaged, assigned, licensed or otherwise disposed of any properties or assets, tangible or intangible, for an amount that exceeds $500,000 in the aggregate, other than sales of goods or services in the ordinary course of business consistent with past practice or (ii) made an investment in, or loan to, any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;

(b)           incurred, assumed, guaranteed or discharged any Liability, including any Indebtedness or mortgages, other (except in the case of Indebtedness) than in the ordinary course of business consistent with past practice;

(c)           permitted or allowed any of the Purchased Assets to be subjected to any Encumbrances, other than Permitted Encumbrances;

(d)           canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims) under Material Contracts, Intellectual Property Rights or Intellectual Property;

(e)           committed to make any capital expenditure (or series of related capital expenditures);

(f)           suffered any damages to or destruction of any tangible assets (whether or not covered by insurance);

(g)           failed to pay any creditor of the Business any material amount owed to such creditor when due unless such amount was disputed in good faith and subject to customary adjustments;

(h)           failed to maintain in full force and effect insurance policies on its properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on the date of the Latest Balance Sheet;

(i)            materially modified or changed its business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it;

(j)            entered into any Contract outside the ordinary course of business that is a Material Contract;

(k)           adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(l)            made any change in accounting principles, methods, practices or policies used by Seller from those applied in the preparation of the Unaudited Financial Statements;

(m)          made or changed any Tax election, changed an annual accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or Tax assessment relating to the Business, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Business, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(n)           failed to file any Tax Return or failed to make any Tax payment, including any estimated Tax payment, that would be filed or made in the ordinary course of business consistent with past practice or required by Law; or

(o)           authorized, agreed, resolved or consented to any of the foregoing.

4.8.           Relationships with Affiliates.

Except as set forth in Section 4.8 of the Disclosure Schedules, none of Seller’s managers or governors, none of the Members, and no Affiliate of any of the foregoing, (i) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business as currently conducted or contemplated to be conducted, (ii) except for the ownership of less than 2% of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, any Equity Securities in a Person that has had business dealings or a material financial interest in any transaction with Seller or (iii) is a party to any Contract with Seller, including with respect to compensation or remuneration to be paid to such manager, governor, the Members or Affiliate in connection with this Agreement or the Contemplated Transactions.

4.9.           Indebtedness to and from Personnel.

Seller is not indebted, directly or indirectly, to any Member, manager or governor of Seller in any amount whatsoever, other than for compensation for services rendered or reimbursable business expenses, nor is any Member, manager or governor indebted to Seller, except as set forth in Section 4.9 of the Disclosure Schedules and for advances made to Personnel in the ordinary course of business to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor consistent with past practice.

4.10.           Conditions and Sufficiency of Purchased Assets.

The assets comprising the Purchased Assets are all of the assets and rights, of any nature whatsoever, used or held for use in the conduct of the Business as conducted as of the date of the Unaudited Financial Statements, subject to such changes as have occurred in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement since such date.  The Purchased Assets are (i) in normal operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient to permit Buyer to conduct the Business as immediately after the Closing substantially as conducted by Seller immediately prior to the Closing.

4.11.           Title of Purchased Assets.

Except as set forth in Section 4.11 of the Disclosure Schedules, Seller has good and marketable title to, or a valid record title leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.  Subject to the receipt of the Required Consents, Seller has the right and power to sell, convey, assign, transfer and deliver to Buyer valid title in and to, or a valid leasehold interest in, or a valid license for, all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

4.12.           Real Property; Facilities.

(a)           Section 4.12(a) of the Disclosure Schedules includes a true, complete and correct list of all Wells owned, operated, used or held for use in the Business together with a true, complete and correct legal description of each such Well.  Except as set forth in Section 4.12(a) of the Disclosure Schedules, there are no dry holes, or shut in or otherwise inactive Wells located on the Properties or on lands pooled or utilized therewith, except for Wells that to the Knowledge of Seller have been properly plugged or abandoned, and Seller has not received any notice from any Governmental Authority requesting for any such Well to be shut-in.

(b)           Section 4.12(b) of the Disclosure Schedules includes a true, complete and correct list of all real property leases, subleases or other occupancies used by Seller to which any of Seller is a party as lessee or lessor necessary for the conduct of the Business as currently conducted (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”).  No Person other than Seller has any right to use, occupy or lease any of the Leased Real Property and, to the Knowledge of Seller, no Leased Real Property is subject to (or has related to it) any area of mutual interest agreements.  The leasehold interests relating to the Real Property Leases are free and clear of all Encumbrances, other than Permitted Encumbrances.  The Real Property Leases are in full force and effect and Seller has not received any written notice from the other party to any Real Property Lease of default under or the termination or proposed termination thereof.

(c)           Section 4.12(c) of the Disclosure Schedules lists all real properties owned by Seller and used in or necessary for the conduct of the Business as currently conducted (the “Owned Real Property”).  Seller has good, valid and insurable fee title to the Owned Real Property free and clear of any Encumbrances, except for Permitted Encumbrances.  None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property.  No Person other than Seller has any right to use, occupy or lease any of the Owned Real Property, other than any right pursuant to the Permitted Encumbrances, and, to the Knowledge of Seller, no Owned Real Property is subject to (or has related to it) any area of mutual interest agreements.

(d)           There is no pending or, to the Knowledge of Seller, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Owned Real Property or Leased Real Property (collectively, the “Properties”), and Seller has not received any written notice thereof.

(e)           Seller is not, and to the Knowledge of Seller, no other Person and none of the Properties is in violation of any applicable Law or of any condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting any of the Properties in any material respect.

(f)           To the Knowledge of Seller, there are no proposed reassessments of any Properties by any Governmental Authority and there are no threatened or pending special assessments or other actions or proceedings that could give rise to a material increase in real property Taxes or assessments against any of the Properties.

(g)           The buildings and other structures on the Properties are in good repair, ordinary wear and tear excepted, and fit for the purposes for which they are presently used in all material respects and all Permits necessary for the continuation of the present use are issued and in full force and effect.  Seller has rights of egress and ingress with respect to each of the Properties that is sufficient for it to conduct the Business as presently conducted consistent with past practice.

4.13.           Intellectual Property.

(a)           Section 4.13(a) of the Disclosure Schedules includes a true, complete and correct list of (i) all registered Copyrights, issued Patents and registered and unregistered Trademarks owned by Seller, (ii) all pending applications for Copyrights, Patents and Trademarks filed by or on behalf of Seller, (iii) all Software products developed or otherwise owned by Seller and (iv) all Internet domain name registrations owned or used by Seller.  None of such rights has been opposed, cancelled or held unenforceable, and no Action is pending, or to the Knowledge of Seller, is threatened making such claims.  Each of the aforesaid Seller’s Intellectual Property Rights is owned by Seller, free and clear of any Encumbrances.  Each of the aforesaid registered or applied for Intellectual Property Rights is duly registered or filed in the name of Seller.

(b)           Section 4.13(b) of the Disclosure Schedules is a true, complete and correct list of all Intellectual Property Licenses to which Seller is a party.

(c)           To the Knowledge of Seller, there has not been, and there is not now, any material unauthorized use, infringement or misappropriation by any third party, of any of the Intellectual Property or Intellectual Property Rights owned or exclusively licensed by Seller.

(d)           The operation of the Business and the respective businesses of Seller prior to the date hereof does not misappropriate or infringe upon the Intellectual Property Rights or Intellectual Property of any Person.  No Action alleging misappropriation or infringement of the Intellectual Property Rights or Intellectual Property of any Person is pending or, to the Knowledge of Seller, threatened against Seller, except as set forth in Section 4.13(d) of the Disclosure Schedules.

(e)           Seller has taken reasonable steps in accordance with industry standard practices to protect the confidentiality and security of its Trade Secrets, Software, systems, networks, and Internet sites and information stored or contained therein or transmitted thereby from unauthorized or improper access and there has been no unauthorized or improper access to the foregoing. Seller has not received any notices or complaints from any Governmental Authority challenging its practices with respect to data protection or the handling of personal information.

(f)           The consummation of the Contemplated Transactions shall not impair or diminish the rights of Seller in and to Seller’s Intellectual Property Rights or Seller’s Intellectual Property.

4.14.           Contracts.

(a)           Material Contracts.  Section 4.14(a) of the Disclosure Schedules is a true, complete and correct list as of the date of this Agreement of all of the following Contracts to which Seller is a party, by which it is bound, or which otherwise pertain to the Business of Seller (excluding any Excluded Asset) (the “Material Contracts”):

(i)           Contracts evidencing or relating to Indebtedness;

(ii)          any Contracts pursuant to which any assets of Seller have been pledged or are otherwise subject to any Encumbrance;

(iii)         oil and gas deposit agreements or other Contracts pursuant to which any assets of Seller have been pledged or are otherwise subject to any Encumbrance;

(iv)         Contracts with any customers of, or suppliers to, Seller;

(v)          any commitment of Seller to make a capital expenditure or to purchase a capital asset;

(vi)         all Real Property Leases and Contracts covering or affecting any of the Real Property Leases;

(vii)        all employment or personal services agreements to which Seller is a party;

(viii)       Contracts that obligate Seller with respect to contingent payments of any type;

(ix)          Contracts covering or affecting any of the Facilities or relating to the operation thereof, including operating agreements, processing agreements, gathering agreements, surface use agreements, transportation agreements, unitization and pooling agreements, farmin and farmout agreements, injection well and disposal agreements;

(x)           Contracts relating to Intellectual Property Rights or Intellectual Property listed in Section 4.13 of the Disclosure Schedules;

(xi)          Contracts by and between Seller and any Affiliate of Seller or any other Persons with whom Seller is not dealing at arm’s-length, including any Member, employee, manager or governor of Seller or entity controlled by any Member or employee, manager or governor of Seller;

(xii)         any lease or similar agreement under which (i) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person or (ii) Seller is the lessor of, or makes available for use by any third Person, any Facilities, Equipment or other personal property owned by it;

(xiii)        Contracts relating to any Action involving Seller or any predecessor of Seller;

(xiv)        Contracts limiting the freedom of Seller or any of its Affiliates to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment;

(xv)         Contracts pursuant to which Seller is subject to confidentiality or non-disclosure obligations relating to the Business or the Purchased Assets; and

(xvi)        any Contract not otherwise listed above involving payments to or from Seller in excess of $100,000 per annum or that (regardless of amount) otherwise are, individually or in the aggregate, material to Seller.

(b)           Status of Material Contracts.  A true, complete and correct copy of each Material Contract, including a written summary of the material terms of any oral Material Contract, has been made available to Buyer prior to the date of this Agreement.  Except as disclosed in Section 4.14(b) of the Disclosure Schedules, all Material Contracts are valid, binding and in full force and effect and enforceable by Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  As to each Material Contract, there does not exist thereunder any default or material breach or violation on the part of Seller or, to the Knowledge of Seller, any other party to such Material Contract, and there does not exist any Event, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a default or material breach or violation thereunder on the part of Seller. No waiver has been granted by Seller or any of the other parties thereto under any of the Material Contracts.

4.15.           Customers and Suppliers.

(a)           Section 4.15(a) of the Disclosure Schedules sets forth a true, complete and correct list of (i) the ten (10) largest customers of Seller related to the Business, on a consolidated basis determined by dollar volume of sales, for the fiscal year ended December 31, 2011 and the fiscal year ended December 31, 2010 (collectively, the “Top Customers”) and (ii) the ten (10) largest suppliers of Seller related to the Business, on a consolidated basis determined by dollar volume of expenditures, for the fiscal year ended December 31, 2011 and the fiscal year ended December 31, 2010 (collectively, the “Top Suppliers”).

(b)           Except as set forth on Section 4.15(b) of the Disclosure Schedules, to the Knowledge of Seller, there has been no termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with, the business relationship between Seller and any of the Top Customers related to the business.  Except as set forth on Section 4.15(b) of the Disclosure Schedules, to the Knowledge of Seller, no Top Customer related to the business, as a result of the Contemplated Transactions, is likely to cease to contract with Seller or is likely to substantially reduce its business with Seller.

(c)           Except as set forth on Section 4.15(c) of the Disclosure Schedules, to the Knowledge of Seller, there has been no termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with, the business relationship between Seller and any of the Top Suppliers related to the business.  Except as set forth on Section 4.15(c) of the Disclosure Schedules, to the Knowledge of Seller, no Top Supplier related to the business, as a result of the Contemplated Transactions, is likely to cease to contract with Seller or is likely to substantially reduce its business with Seller.

(d)           All of the Material Contracts related to the Business with Top Customers and Top Suppliers that are freely assignable (or assignable following receipt of one or more of the Required Consents) will be assigned to Buyer at Closing.

4.16.           Compliance with Laws; Operations.

(a)           Neither Seller nor any Member is, and during the past five (5) years neither Seller nor any Member has been, in violation of in any material respect, and, to the Knowledge of Seller, no Event has occurred or exists that (with or without notice, passage of time, or both) would constitute or result in a violation in any material respect by Seller or the Members of, or failure on the part of Seller or the Members to comply with in any material respect, any Law that is or was applicable to it, the conduct or operation of the Business or the ownership or use of any of the Purchased Assets.  Since the Organizational Date, (i) all notices to be provided and reports required to be filed with any Governmental Authority have been duly and properly filed in accordance with all Laws applicable to the Purchased Assets or the Business, and (ii) neither Seller nor any Member has received any written notice or other written communication alleging or relating to noncompliance with or a possible violation by Seller or any Member of any Laws applicable to the Purchased Assets or the Business.

(b)           All of Seller’s operations have been performed, all Wells have been drilled and, if completed, completed and operated, and all injection and disposal of fluids therein has been performed in accordance with generally accepted oil and gas field practices and in compliance with all leases, pooling and unitization agreements or other Contracts applicable thereto.  Neither the operation of the Wells nor the injection, storage and disposal of fluids therein has caused or resulted in, to the Knowledge of Seller, any fractures or other migration or release at, beneath or on any of the Properties resulting in any material liability.

4.17.           Environmental Matters.

(a)           Seller, the Facilities and the Equipment (i) are, and at all times have been, in compliance in all material respects with all applicable Environmental Laws, and (ii) have obtained, and are in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (“Environmental Permits”), and Seller has made all appropriate filings for issuance or renewal of such Environmental Permits.

(b)           There are none, nor have there been, any underground or aboveground storage tanks, incinerators, surface impoundments, landfills, or Resource Conservation and Recovery Act-permitted units, and there is no contamination of, and there have been no Releases of Hazardous Materials at the Facilities, the Equipment or, to the Knowledge of Seller, any Former Facilities or former Equipment; in each case, that (i) would require notification to any Governmental Authority or Remedial Actions pursuant to any Environmental Laws or (ii) would be reasonably likely to give rise to material liabilities pursuant to any Environmental Laws.

(c)           There are no past or present Events that may (i) interfere with or prevent continued material compliance by Seller with Environmental Laws and the requirements of Environmental Permits or (ii) give rise to any material liability or other obligation under any Environmental Laws.

(d)           Seller (or any of its predecessors) has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location (i) in violation of any Environmental Laws, (ii) listed on the National Priorities List or any comparable list of state sites, or (iii) in a manner that has given or is reasonably likely to give rise to material liabilities pursuant to any Environmental Laws.

(e)           There are no Actions (including notices that Seller (or any of its predecessors) or any Person whose Liability has been retained or assumed contractually by Seller is or may be a potentially responsible Person or otherwise liable in connection with any site or other location containing Hazardous Materials or used for the storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Materials) or Orders pending or, to the Knowledge of Seller, threatened that are based on or related to any Environmental Laws or Environmental Matters.

(f)           Seller has delivered to Buyer true, complete and correct copies and results of any reports, studies, analyses, tests, monitoring, or any other material documents or correspondence possessed or initiated by, or on behalf of, Seller pertaining to Environmental Matters relating to Seller (or any or its predecessors), the Equipment, the Facilities, the Former Facilities, or the Business.

4.18.           Litigation.

Except as set forth in Section 4.18 of the Disclosure Schedules, there are no Actions pending or, to the Knowledge of Seller, threatened, involving the Business, any Member (in connection with the Business) or Seller or its respective properties or business, at Law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved since the Organizational Date.  Seller is not subject to any Order arising from any Action.  There are no material internal investigations or credible whistleblower complaints pending, or to the Knowledge of Seller, threatened against or relating to Seller.

4.19.           Labor and Employee Benefits Matters.

(a)           Seller does not currently and has never employed any employees.  A complete list of all governors, managers, independent contractors, consultants and other persons who provide services to Seller (individually and collectively, “Personnel”) and their positions are included in Section 4.19 of the Disclosure Schedules.

(b)           Seller does not currently and has never sponsored, maintained or contributed to or had any Liability with respect to any  (i) employee benefit plan (as defined in Section 3(3) of ERISA) or (ii) bonus or incentive compensation, equity-based compensation, deferred compensation, retirement, employment, severance, retention, or change in control agreement, plan, policy or arrangement.

4.20.           Tax Matters.

Except as otherwise set forth in Section 4.20 of the Disclosure Schedules:

(a)           Seller is, and has been since its formation, treated as a Partnership for U.S. federal and state income Tax purposes.

(b)           Seller has timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns relating to the Purchased Assets or the Business with the appropriate Governmental Authority, and all such Tax Returns are true, complete and correct in all respects.

(c)           All Taxes due and payable relating to the Purchased Assets or the Business have been duly and timely paid, whether or not shown on any Tax Return.

(d)           There are no Encumbrances for Taxes upon the Purchased Assets or the Business, other than Permitted Encumbrances.

(e)           With respect to the Purchased Assets and the Business, all Tax withholding and deposit obligations imposed on or with respect to Seller (including any withholding with respect to wages or other amounts paid to employees, independent contractors, creditors, shareholders or other third parties) have been satisfied in full.

(f)           Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency relating to Purchased Assets or the Business.

(g)           There is no Action, including any appeal or application for review, now pending or, to the Knowledge of Seller, threatened against or with respect to the Purchased Assets or the Business in respect of Taxes.

(h)           With respect to the Purchased Assets and the Business, Seller is not a party to any understanding or arrangement with respect to a tax shelter described in Section 6662(d)(2)(C)(ii) of the Code, or any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i)           Seller has never been a member of an affiliated group (as defined in Section 1504 of the Code) and, therefore, does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(j)           Each Tax election made with respect to the Purchased Assets or the Business has been timely and properly made.

(k)           Seller is not the beneficiary of any extension of time within which to file any Tax Return relating to the Purchased Assets or the Business.

(l)           No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or the Business.

(m)           With respect to the Purchased Assets and the Business, Seller has disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n)           Seller has delivered or otherwise made available to Buyer true and complete copies of all Tax Returns filed with respect to the Purchased Assets or the Business for all Tax periods beginning on or after 2006.  Seller has delivered or otherwise made available to Buyer true and complete copies of any examination reports with respect to the Purchased Assets or the Business, and statements of deficiencies with respect to the Purchased Assets or the Business since 2006.

4.21.           Insurance.

Seller maintains general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown in Section 4.21 of the Disclosure Schedules, which insurance is adequate for use of the Purchased Assets and operation of the Business, is in full force and effect and, to the Knowledge of Seller, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry.  Seller has not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject.  Seller has timely filed all claims for which they are seeking payment or other coverage under any of their insurance policies.  Seller has not made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.  Seller is not in default in any material respect under any insurance policy maintained by it.

4.22.           Permits.

Section 4.22 of the Disclosure Schedules contains a true, correct and complete list of all Permits, each of which have been delivered to Buyer.  The Permits listed on Section 4.22 of the Disclosure Schedules constitute all of the Permits necessary to enable Seller to lawfully own or lease and to lawfully use and operate its properties and assets and conduct the Business as presently conducted.  All such Permits are in full force, Seller is in compliance with all such Permits and effect and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or Event giving rise to others any right of termination, amendment or cancellation of, any Permit. There is no Action or Order pending or, to the Knowledge of Seller, threatened relating to, or which would reasonably be expected to result in the revocation, cancellation, non-renewal or limitation of, any of the Permits.  All Permits are transferrable to Buyer in connection with the Contemplated Transactions.

4.23.           Disclosure.

None of the representations or warranties of Seller and the Members contained herein, none of the information contained in the Disclosure Schedules referred to herein and none of the other information or documents furnished or to be furnished to Buyer or any of its representatives by Seller or its representatives in connection with the Contemplated Transactions, is false or misleading in any respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading.

4.24.           Restricted Securities.

(a)           The shares of QDI Common Stock to be issued to Seller as Stock Consideration pursuant to this Agreement will be acquired for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and Seller represents that it has no present intention or agreement to sell, grant any participation in, or otherwise distribute any of the QDI Common Stock to be acquired by such Seller hereunder.

(b)           Seller understands that the shares of QDI Common Stock to be issued to Seller pursuant to this Agreement upon issuance will be characterized as “restricted securities” under the Securities Act, inasmuch as they are being acquired from Buyer in a transaction not involving a public offering, and that under the Securities Act such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this regard, Seller represents that Seller is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Seller further understands that the resale of shares of QDI Common Stock to be issued to Seller pursuant to this Agreement will be subject to the terms and provisions of the Lock-Up Agreement.

4.25.           Indebtedness.

Section 4.25 of the Disclosure Schedules sets forth a true, complete and correct list of all Indebtedness outstanding as of the date hereof.

4.26.           No Brokers.

No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Seller or the Members in connection with this Agreement, the applicable Ancillary Documents or the Contemplated Transactions.

ARTICLE V

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof as follows:

5.1.           Organization and Power.

Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of North Dakota.  Buyer has full power and authority to execute, deliver and perform this Agreement and the applicable Ancillary Documents to which it is a party and to consummate the Contemplated Transactions.

5.2.           Authorization and Enforceability.

The execution and delivery of this Agreement and the applicable Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions that are required to be performed by it have been duly authorized by the board of directors (or similar governing body) of Buyer in accordance with applicable Law and the certificate of incorporation and bylaws or other similar organizational documents of Buyer, and no other proceedings (corporate or otherwise) on the part of Buyer (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the applicable Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions.  This Agreement and each of the applicable Ancillary Documents to be executed and delivered by Buyer hereunder are, duly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller and the Member, as applicable, constitute a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.           No Violation.

The execution and delivery by Buyer of this Agreement and the applicable Ancillary Documents to which it is a party, and consummation of the Contemplated Transactions and compliance by Buyer with the terms of this Agreement and the applicable Ancillary Documents to which Buyer is a party will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer, (ii) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any material Contract to which Buyer is a party or by which Buyer or its properties are bound or affected, or (iii) conflict with or violate in any material respect any Law applicable to Buyer.

5.4.           Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any applicable Ancillary Documents to which it is, or is to be, a party or the consummation by Buyer of the Contemplated Transactions.

5.5.        No Brokers.

Except for Frac Consulting LLC, whose fees and expenses shall be the sole responsibility of Buyer, there is no broker, finder or similar intermediary that has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Seller or the Member in connection with this Agreement, the applicable Ancillary Documents or the Contemplated Transactions.

5.6.           Issuance of QDI Common Stock.

(a)           The shares of QDI Common Stock to be issued pursuant to this Agreement, when issued and paid for pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable and free of any Encumbrance, other than Encumbrances created by Seller or the Members or imposed by the Lock-Up Agreement or applicable securities Laws.

(b)           Based in part on the representations made by Seller and the Members in Section 4.24, the offer and sale of the QDI Common Stock to Seller in accordance with this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.

ARTICLE VI

Covenants

6.1.            Conduct of the Business.

(a)           Except as otherwise expressly contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Members shall cause Seller to, and Seller shall conduct the Business and its operations in the ordinary course, consistent with past practice, and (i) use reasonable best efforts to maintain its assets and properties and to preserve its current relationships with customers, suppliers and others having business dealings with it, (ii) use reasonable best efforts to perform and comply with its Material Contracts and to comply with applicable Laws, (iii) maintain its Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (iv) use reasonable best efforts to preserve the goodwill and ongoing operations of the Business.

(b)           Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, required by Law or with the consent of Buyer, during the period from the date hereof to the Closing Date, the Members shall cause Seller not to, and Seller shall not:

(i)           modify or amend any of the Organizational Documents;

(ii)           issue, or authorize the issuance of, any Equity Securities of Seller;

(iii)          split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Securities of Seller, as applicable;

(iv)          declare or pay any non-cash dividend or make any non-cash distribution in respect of any of its Equity Securities;

(v)           incur or suffer to exist any Indebtedness except (x) for working capital borrowings incurred in the ordinary course of business consistent with past practice, or (y) as listed in Section 6.1(b)(v) of the Disclosure Schedule;

(vi)          amend, renew, terminate or waive any Material Contract or any provision thereof;

(vii)         enter into any new Contract that would have been a Material Contract if it had existed on the date hereof;

(viii)        enter into any Contract that purports to limit, curtail or restrict the Business, or the kinds of businesses in which it or its existing or future Affiliates may conduct, or the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services, or the acquisition of any business;

(ix)           acquire (x) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any Person or (y) any assets that are material, individually or in the aggregate, except purchases of inventory and fixed assets in the ordinary course of business consistent with past practice;

(x)            divest, sell, transfer, lease, license, mortgage, pledge or otherwise dispose of, or encumber any asset, other than the sales of products or services in the ordinary course of business consistent with past practice;

(xi)           adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(xii)          enter into or adopt any employee benefit plan, agreement, policy or program;

(xiii)         (a) hire any employees or any new Personnel, (b) terminate the services of any Personnel other than for cause, or (c) make any changes in wages, salary or other compensation with respect to Personnel except, in each case, to the extent required by applicable Law;

(xiv)         make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or Tax assessment relating to the Business, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Business, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xv)          fail to file any Tax Return or make any Tax payment, including any estimated Tax payment, that would be filed or made in the ordinary course of business consistent with past practice or required by Law;

(xvi)         change its accounting policies or procedures except to the extent required to conform with GAAP;

(xvii)        change its fiscal year;

(xviii)       settle or compromise any pending or threatened Action;

(xix)          make any capital expenditures except to the extent made in connection with the design, development, or permitting of, or otherwise related to, the Additional Wells;

(xx)           waive or fail to enforce any rights under the confidentiality provisions of any Contracts entered into with respect to the Business;

(xxi)          fail to pay its Liabilities when due or perform its material obligations when due, in each case in the ordinary course and in a manner consistent with past practice;

(xxii)         take any action or omit to take any action which would cause any representation or warranty made by the Members or Seller in this Agreement or any Ancillary Document to be or become untrue in any material respect (disregarding for these purposes any qualifications as to “materiality” or “material adverse effect” (or any correlative term contained therein);

(xxiii)        sell, transfer, contribute, pledge, distribute or otherwise dispose of or incur any Encumbrance on any Equity Securities in Seller; or

(xxiv)        authorize, agree, resolve or consent to any of the foregoing.

6.2.           Access to Information Prior to the Closing.

During the period from the date hereof through the Closing Date, Seller shall, and the Members shall cause Seller to, give Buyer and its authorized representatives reasonable access during regular business hours to all offices, Personnel, Facilities, Books and Records of Seller as Buyer may reasonably request, including access to the Facilities to conduct or complete any appraisals, surveys and Phase I and Phase II environmental site assessments and studies (including sampling of soil, sediment, surface water, ground water, and/or building materials); provided, that (a)  Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Members and Seller to schedule such access and visits through a designated manager of Seller and in such a way as to avoid disrupting in any material respect the normal business of Seller, (b) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) Seller need not supply Buyer with any information which, in the reasonable judgment of the Members or Seller after consulting with outside counsel, Seller is under a contractual or legal obligation not to supply; provided, that Seller and the Members will use their reasonable best efforts to enable Buyer to have access to such information.

6.3.           Regulatory Filings; Efforts.

Nothing contained in this Agreement shall require or obligate Buyer or any of its Affiliates to, and neither Seller nor any Member shall, without the prior written consent of Buyer pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material Liability or other obligation, in connection with obtaining any authorization, consent, Order, registration or approval necessary to consummate the Contemplated Transactions.

6.4.           Interim Unaudited Financial Statements.

To the extent applicable, between the date hereof and the Closing, Seller shall and the Members shall cause Seller to deliver to Buyer, true, complete and correct copies of all unaudited monthly consolidated financial statements of Seller for each such period between March 31, 2012 and the Closing Date (the “Interim Unaudited Financial Statements”), which shall be prepared in accordance with Section 4.6.

6.5.           Cooperation with Respect to Financial Reporting.

After the date of this Agreement, Seller and the Members shall reasonably cooperate with Buyer and provide Buyer with access to historical financial records and data relating to the Business in connection with Buyer’s filings under the U.S. federal securities laws following the Closing.

6.6.           Indebtedness for Borrowed Money.

Not fewer than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a written statement which sets forth a true, complete and correct list of all Indebtedness outstanding as of the Closing Date and the holders thereof.

6.7.           Exclusivity.

Between the date hereof and the Closing Date, neither Seller nor any Member shall solicit or facilitate (including by way of providing information regarding Seller or the Business to any Person or providing access thereof to any Person) any offers or enter into discussions or negotiations for or relating to, or enter into or consummate any agreement or understanding in connection with, the purchase or other acquisition of all or any portion of the assets or properties of Seller (other than the sale of products or services in the ordinary course of business consistent with past practices) or the Members’ ownership interest in Seller, or any merger, business combination or recapitalization involving Seller, the liquidation, dissolution or reorganization of Seller, or any similar transaction, and the Members shall cause Seller’s Personnel, agents, representatives and Affiliates to refrain from any of the foregoing.  Seller and the Members shall promptly notify Buyer if any inquiries or offers are received by Seller, or if such information is requested from, or any such negotiations or discussions are sought to be initiated with, Seller, any Member or any of their respective representatives, including the nature and terms of any of the foregoing and the identity of the parties involved.

6.8.           Public Announcements.

From the date hereof until the Closing Date, any and all press releases or other public announcements regarding this Agreement and the Contemplated Transactions shall be made only at such times and in such forms as Buyer approves in its sole discretion.  To the extent permitted by Law, Buyer shall permit Seller to review the initial press release regarding this Agreement and the Contemplated Transactions prior to its issuance; provided, that Buyer shall be under no obligation to accept any comments or changes proposed by Seller to such press release.  From and after the Closing, any public announcement or similar publicity with respect to this Agreement and the Contemplated Transactions by Seller will be issued, if at all, at such time and in such manner as agreed to by Buyer in its sole discretion; provided, however, that nothing contained herein will limit Seller from making any announcements, statements or acknowledgments as required by applicable Law.

6.9.           Notice of Developments; Investigation.

From the date hereof until the Closing Date, Seller and the Members shall give prompt notice to Buyer of: (a) the occurrence or existence of (i) the breach in any material respect of a representation, warranty, agreement or covenant made by Seller or any Member in this Agreement, (ii) any Event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (iii) a Material Adverse Effect;  (b) any notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the Contemplated Transactions; (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; and (d) (i) the commencement or, to the Knowledge of Seller, threatened commencement of any material Action before any Governmental Authority against any Member or Seller, (ii) to the Knowledge of Seller, the commencement of any investigations or formal or informal inquiries by any Governmental Authority against or relating to any Member or Seller, (iii) the commencement of any material internal investigations or the receipt of any material and reasonably credible whistle-blower complaints relating to any Member or Seller and (iv) the entry of any material Order relating to any Member or Seller. No disclosure by Seller or any Member pursuant to this Section 6.9, or any other communication from Seller or any Member after the date hereof, shall be deemed (i) to amend or supplement the Disclosure Schedules attached hereto or the representations and warranties contained in Article IV, (ii) to prevent or cure any misrepresentation or breach of any representation or warranty, (iii) to affect in any way the indemnification provided under Section 8.2, or (iv) to otherwise prejudice any right or remedies of Buyer or Buyer Indemnitees.

6.10.           Reasonable Best Efforts.

Subject to the terms and conditions set forth herein and to applicable Law, each of the parties shall cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including obtaining the Required Consents, complying with the obligations set forth in Article VI and satisfying the respective conditions set forth in Article VII.

6.11.           Additional Filings.

As promptly as practical after the date hereof and in any event no later than seven (7) Business Days prior to the Closing Date, Seller shall file with all applicable Governmental Authorities, including, but not limited to, the North Dakota Industrial Commission, all reports, filings, notices and other instruments and/or documents required, or otherwise generally filed in accordance with prudent operating practices in the oil and gas industry, with respect to the conduct or operation of the Business and/or the ownership or use of the Purchased Assets, including the Wells.

6.12.           Memorandum of Injection Well Agreement.

Seller shall execute and acknowledge the memorandum of injection well agreement, substantially in the form attached hereto as Exhibit I, for each injection well agreement being conveyed to Buyer hereunder, and, no later than three (3) Business Days following the date hereof Seller shall file each such memorandum for recording with the proper recorder’s office for each county where the lands covered by such agreement are located.  All such filings shall be completed by Seller in accordance with all applicable Laws.  Seller shall promptly after execution and filing of each such memorandum furnish Buyer with fully executed copies of each memorandum submitted for recording.

6.13.           Well 2.

Subject to applicable Law and the terms and conditions set forth herein, from and after the date hereof Seller and the Members shall, at Seller’s and Members’ sole expense, use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to complete the design, development and permitting of Well 2 in accordance with applicable Law and industry standard practices and to effect the transfer of Well 2 to Buyer no later than one-hundred and eighty (180) days following the Closing Date; provided that the location of Well 2 shall be subject to Buyer’s prior approval and provided, further  that at the time of such transfer Well 2 must be fully operational and equipped in a manner consistent with the Wells operated by Seller on the date hereof, as reasonably determined by Buyer.

6.14.           Environmental Releases.

(a)           Seller and the Members shall report or cause to be reported to the North Dakota Department of Health as promptly as practicable and in any event within five (5) days after the date hereof, the impacts to soil identified in the Science Applications International Corporation Injection Well Due Diligence Report dated April 26, 2012 (the “Known Soil Impacts”).  Upon reporting the Known Soil Impacts, Seller and the Members shall promptly begin using reasonable best efforts to work with Buyer and all applicable Governmental Authorities to develop and implement Remedial Actions to address the Known Soil Impacts.  Any Remedial Action selected by or on behalf of Seller and the Members related to Known Soil Impacts shall be subject to the approval of all applicable Governmental Authorities and of Buyer, with such Buyer approval not to be unreasonably withheld.

(b)           Any consultant selected by Seller and the Members to perform any Remedial Action related to the Known Soil Impacts shall be subject to the prior approval of Buyer, with such approval not to be unreasonably withheld.

(c)           From and after the date hereof through to the Closing Date, Seller and the Members will (i) at all times use reasonable best efforts to keep Buyer fully informed with respect to Seller’s and the Members’ performance of any Remedial Actions related to  the Known Soil Impacts; (ii) perform, and cause all consultants and contractors retained by Seller to perform, all such Remedial Actions in a workmanlike manner, on a prompt and timely basis, and consistent with all applicable Environmental Laws and requests by applicable Governmental Authorities, including but not limited to all applicable timeframes; (iii) comply with all Environmental Laws applicable to all Remedial Actions related to the Known Soil Impacts and obtain all permits, authorizations and consents required under applicable Environmental Laws, by the North Dakota Department of Health or any other applicable Governmental Authority or the consultant to implement such Remedial Actions; (iv) provide Buyer with the right to participate in any meetings or negotiations with any Governmental Authorities or other third parties in respect of the Remedial Actions or the Known Soil Impacts and reasonable advance notice of any such meetings or negotiations, (v) provide Buyer with the right to review in advance and provide comments on any draft or final documents proposed to be submitted to Governmental Authorities or other third parties related to the Remedial Actions or the Known Soil Impacts, and (vi) provide Buyer with copies of all non-privileged documents relating to Seller’s Remedial Action obligations with respect to the Known Soil Impacts, including but not limited to reports and data generated from the analysis of samples taken and all documents provided to, or received from, any Governmental Authority or any other third party. Buyer and Seller and the Members covenant and agree to maintain the confidence of all drafts and comments provided by the other party pursuant to this Section 6.14.

(d)           In the event any Environmental Costs are incurred by Seller and the Members prior to the Closing Date in performance of their obligations under this Section 6.14 in connection with Remedial Actions related to the Known Soil Impacts and which have been approved by Buyer (with such approval not to be unreasonably withheld) (the “Seller Remediation Expenses”), (i) fifty percent (50%) of such Seller Remediation Expenses shall be reimbursed by Buyer at Closing provided Seller has provided Buyer with a written statement certifying the aggregate amount of all such Seller Remediation Expenses (the “Reimbursable Remediation Costs”) at least two (2) Business Days prior to Closing and (ii) fifty percent (50%) of such Seller Remediation Expenses (the “Indemnification Reduction Amount”) shall reduce Seller’s and the Members’ indemnification obligations under Section 8.2(a)(iii) in the manner set forth in Section 8.2(d)(iii).

(e)           Upon Closing, Buyer shall assume complete control of all Remedial Actions related to the Known Soil Impacts.

ARTICLE VII

Conditions to Closing

7.1.           Conditions to All Parties’ Obligations.

The respective obligation of each party to consummate the Contemplated Transaction is subject to and conditioned on the substantially concurrent closing of the transactions contemplated by the Bice Trucking APA and the satisfaction prior to or at the Closing of the following conditions (which may be waived by the parties):

(a)           No Injunction.  No Governmental Authority or federal or state court of competent jurisdiction shall have sought, enacted, issued, promulgated, enforced or entered, or threatened to seek, enact, issue, promulgate, enforce, or enter, any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions or limits Buyer’s ability to conduct the Business after the Closing.

7.2.           Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)           Representations and Warranties.  The representations and warranties of Seller and the Members in this Agreement and the Ancillary Documents shall be true and correct (in each case, without regard to any qualifications as to “Material Adverse Effect” or materiality (or any correlative term)) in all material respects, in each case as of the date when made and as of the Closing Date as though made on and as of such date (unless any such representation and warranty is made only as of a specified date, in which event such representation and warranty shall be true and correct only as of such specified date).

(b)           Performance.  Seller and the Members shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and the Ancillary Documents to be so performed or complied with by Seller and the Members at or prior to the Closing except for the agreements and covenants in Section 6.12 and Section 6.14, which shall be performed and complied with in all respects.

(c)           Deliveries.  Buyer shall have received the deliveries contemplated by Section 3.2.

(d)           No Material Adverse Effect.  Since the date hereof, there shall have been no Event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)           Well 1. Seller shall have completed the design, development and permitting of Well 1, which shall be fully operational, equipped in a manner consistent with the Wells operated by Seller on the date hereof and transferred to Buyer at Closing in accordance with the terms hereof.

(f)            Escrow Agreement.  Seller and the Escrow Agent shall have entered into the Escrow Agreement and delivered a duly executed copy of the Escrow Agreement to Buyer.

(g)           Consents and Approvals.  All of the Required Consents shall have been obtained.

(h)           Audited Financial Statements.  Buyer shall have received and had at least two (2) Business Days prior to Closing to review the Audited Financial Statements, which shall be reasonably satisfactory to Buyer.

(i)            Interim Financial Statements. Buyer shall have received the Interim Unaudited Financial Statements pursuant to Section 6.4, which financial statements shall be reasonably satisfactory to Buyer.

(j)            Due Diligence.  Buyer shall have completed all its confirmatory business, legal, accounting and environmental due diligence with respect to the Business and Seller and shall, in its sole judgment, be satisfied with the results thereof.

(k)           Active Status.  All saltwater disposal Wells shall be listed in active status with the North Dakota Industrial Commission.

7.3.           Conditions to Seller’s and the Members’ Obligations.

The obligations of Seller and the Members to consummate the Contemplated Transactions are subject to the satisfaction at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)           Representations and Warranties.  The representations and warranties of Buyer in this Agreement and the Ancillary Documents shall be true and correct (in each case, without regard to any qualifications as to “Material Adverse Effect” or materiality (or any correlative term)) in all material respects, in each case as of the date when made and as of the Closing Date as though made on and as of such date (unless any such representation and warranty is made only as of a specified date, in which event such representation and warranty shall be true and correct only as of such specified date).

(b)           Performance.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and the Ancillary Documents to be so performed or complied with by Buyer at or prior to the Closing.

(c)           Deliveries.  Seller shall have received the deliveries contemplated by Section 3.3.

(d)           Escrow Agreement.  Buyer and the Escrow Agent shall have entered into the Escrow Agreement and delivered duly executed copies of the Escrow Agreement to Seller.

ARTICLE VIII

Indemnification; Survival

8.1.           Expiration of Representations and Warranties.

All of the representations and warranties of the parties set forth in this Agreement and in any certificate delivered by such party in connection with this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the date that is the twenty-four (24) month anniversary of the Closing Date, and all liability with respect to such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification has been made prior to such time for any breach thereof); provided, that the representations and warranties of: (i) Seller and the Members set forth in (x) Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.10 (Conditions and Sufficiency of Purchased Assets), Section 4.11 (Title of Purchased Assets) and Section 4.26 (No Brokers) shall survive indefinitely and (y) Section 4.17 (Environmental Matters), Section 4.19 (Labor and Employee Benefits Matters) and Section 4.20 (Tax Matters) shall continue in full force and effect until sixty (60) days after the applicable statute of limitations, including waivers and extensions, have expired with respect to the matters addressed therein; and (ii) Buyer set forth in Section 5.1 (Organization and Power), Section 5.2 (Authorization and Enforceability), Section 5.5 (No Brokers) and Section 5.6 (Issuance of QDI Common Stock) shall survive indefinitely.

8.2.           Indemnification.

(a)           By Seller and the Members.  Subject to the provisions of Section 8.1 relating to the survival of representations and warranties, from and after the Closing, Seller and each of the Members agree, on a joint and several basis, to indemnify, defend and hold harmless Buyer, its Subsidiaries, Affiliates, and their respective officers, directors, employees, shareholders, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from and against any and all Liabilities, losses (including losses of revenue, income or profits), diminutions in value, special, indirect or consequential damages, multiple based damages, claims, actions, Taxes, interest, fines, penalties, settlements, deficiencies, damages and reasonable attorneys’ and consultants’ fees, court costs and other out-of-pocket expenses, including expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) and Environmental Costs actually incurred or suffered by any of the Buyer Indemnitees (except to the extent included in Assumed Liabilities) arising out of or relating to:

(i)           any breach of any representation or warranty made by Seller or any Member in this Agreement or in any certificate delivered by Seller or any Member in connection with this Agreement (without regard, for purposes of this clause, to any qualifications as to “materiality” or “material adverse effect” (or any correlative term contained therein)) and any Action arising out of, resulting from or relating to any such breach;

(ii)           the Excluded Assets and Excluded Liabilities;

(iii)          any Remedial Actions related to the Known Soil Impacts; and

(iv)          any of the items set forth on Section 8.2(a) of the Disclosure Schedules, other than any Losses and Environmental Costs of any Remedial Actions related to the Known Soil Impacts, which shall be covered by Section 8.2(a)(iii).

(b)           By Buyer.  Subject to the provisions of Section 8.1 relating to the survival of representations and warranties, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller and the Members, their respective Affiliates, and their respective managers, governors, employees, members, partners, agents, representatives, successors and assigns (“Seller Indemnitees”) from and against any and all Losses actually incurred or suffered by any of the Seller Indemnitees (except to the extent included in any Excluded Liabilities) arising out of or relating to:

(i)            any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer in connection with this Agreement (without regard, to any qualifications as to “materiality” or “material adverse effect” (or any correlative term contained therein)) and any Action arising out of, resulting from or relating to any such breach;

(ii)           the Assumed Liabilities;

(iii)           Buyer’s Liability for Apportioned Obligations pursuant to Section 10.1(a); and

(iv)          Taxes relating to the Purchased Assets or the Business for periods beginning after the Closing Date.

(c)           Procedure.

(i)           Direct Claims.  If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim.  The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any Liability under this Section 8.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice.

(ii)           Third-Party Actions (Other than Tax Indemnification and Indemnified Environmental Matters).

(A)           If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor, then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail.  The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any Liability under this Section 8.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice.  The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel, but only if the Indemnitor simultaneously agrees to indemnify the Indemnitee for such matter.

(B)           If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:

(1)           it shall keep the Indemnitee informed as to the status of such matter and shall promptly send copies of all related pleadings to the Indemnitee;

(2)           the Indemnitee shall have the right to participate jointly in the defense of such matter, but shall do so at its own cost;

(3)           notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (i) the Indemnitor fails to defend diligently the action or proceeding within ten (10) Business Days after receiving notice of such failure from the Indemnitee, (ii) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (iii) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(4)           the Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor reasonably considers necessary or desirable for the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; provided that, the Indemnitee is not required to disclose to the Indemnitor any information the disclosure of which is restricted by applicable Law, obligations of confidentiality or is subject to attorney-client privilege; and

(5)           the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Action) or consent to the entry of any Order (i) which does not, to the extent that the Indemnitee may have any Liability with respect to such Action, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all Liability in respect of such Action, (ii) which includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnitee, or (iii) in any manner that involves any injunctive relief against the Indemnitee or may materially and adversely affect the Indemnitee.

(C)           If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor and the fees and expenses of the Indemnitee, including, without limitation, reasonable attorneys’ fees, shall be paid by the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any Liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(D)           The procedures in this Section 8.2(c)(ii) shall not apply to matters subject to Section 8.2(c)(iii) (Tax Indemnification), 8.2(c)(iv) (Indemnified Environmental Matters) or to direct claims of Seller Indemnitees or Buyer Indemnitees.

(iii)           Tax Indemnification.

From and after the Closing, Seller and the Members shall be liable for, and shall indemnify the Buyer Indemnitees, and hold them harmless from (i) any Taxes imposed on Buyer Indemnitees by reason of Treasury Regulation Section 1.1502-6 (or similar state, local, or non-U.S. Law) or as a transferee or successor, by contract or otherwise, (ii) any Losses arising out of or relating to any breach of any representation or warranty contained in Section 4.20, (iii) Seller’s Liability for Apportioned Obligations pursuant to Section 10.1(a) and Transfer Taxes pursuant to Section 10.1(b), (iv) Taxes described in Section 2.4(b), and (v) all Liabilities for reasonable legal fees and expenses attributable to any item in the foregoing clauses (collectively, the “Tax Losses”).

(iv)           Indemnified Environmental Matters.

(A)           If a Buyer Indemnitee becomes aware of any Events that are likely to give rise to an indemnification claim under (i) Section 8.2(a)(i) (with respect to the representations and warranties set forth in Section 4.17), (ii) Section 8.2(a)(ii) (with respect to the Excluded Liabilities set forth in Section 2.4(g)) or (iii) items one (1) through five (5) set forth in Section 8.2(a) of the Disclosure Schedules (collectively, “Indemnified Environmental Matters”), the Buyer Indemnitees shall promptly give notice (“Environmental Claim Notice”) to Seller and the Members.  Failure of the Buyer Indemnitees to give an Environmental Claim Notice pursuant to this Section 8.2(c)(iv)(A) shall not relieve Seller or the Members of their obligations, except to the extent that Seller or the Members are actually materially prejudiced by such failure.  Within thirty (30) days of providing any Environmental Claim Notice, the Buyer Indemnitees shall elect whether to assume the defense or control of such Indemnified Environmental Matter; provided, however, the foregoing notwithstanding, prior to any such election, the Buyer Indemnitees may take any action necessary to preserve any defense or appeal rights, including any request to a Governmental Authority to reconsider the terms and conditions of any Order or any notice of appeal of an Order to a Governmental Authority.  If the Buyer Indemnitees elect to assume the defense or control (including the planning or implementation of any Remedial Actions or other response action) of the Indemnified Environmental Matter, the Buyer Indemnitees shall, without prejudice to any of their rights hereunder, defend or control such Indemnified Environmental Matter at the Members’ expense.

(B)           If the Buyer Indemnitees elect not to assume the defense or control of such Indemnified Environmental Matters anytime within such thirty (30) day period, then Seller or the Members shall be obligated to defend or control such Indemnified Environmental Matters, at Seller’s and the Members’ own expense and by counsel and experts chosen by Seller and the Members and reasonably satisfactory to the Buyer Indemnitees.

(C)           The party that has assumed the control or defense of any Indemnified Environmental Matter pursuant to Section 8.2(c)(iv)(A) or Section 8.2(c)(iv)(B) shall (i) provide the other party with the right to participate in any meetings or negotiations with any Governmental Authorities or other third parties and reasonable advance notice of any such meetings or negotiations, (ii) provide the other party with the right to review in advance and provide comments on any draft or final documents proposed to be submitted to Governmental Authorities or other third parties, and (iii) keep the other party reasonably informed with respect to such Indemnified Environmental Matter, including, at the reasonable request of the other party, providing copies of all documents provided to, or received from, any Governmental Authority or any other third party in connection with such Indemnified Environmental Matter. The Buyer Indemnitees and Seller and the Members covenant and agree to maintain the confidence of all drafts and comments provided by the other party.

(D)           Notwithstanding anything herein to the contrary, if Seller and the Members fail to act promptly with respect to any Indemnified Environmental Matter the control or defense of which Seller and the Members are obligated to assume pursuant to Section 8.2(c)(iv)(B), the Buyer Indemnitees may, at Seller’s and the Members’ sole expense, exercise control or defense of such Indemnified Environmental Matter and may resolve such Indemnified Environmental Matter in the Buyer Indemnitees’ sole discretion.

(d)           Limitations.

(i)           Seller and the Members shall not be required to indemnify Buyer Indemnitees with respect to any indemnification claim under Section 8.2(a) (other than Section 8.2(a)(iii)) unless and until the aggregate amount of all such claims for such Losses exceeds $25,000 (the “Threshold Amount”), in which event Buyer Indemnitees will be entitled to recover the full amount of all Losses (including the Threshold Amount).

(ii)           The aggregate liability of Seller and the Members for all Losses actually incurred or suffered by Buyer Indemnitees under Section 8.2(a) shall not exceed the Purchase Price.

(iii)           Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Seller and the Members for all Losses and Environmental Costs actually incurred or suffered by Buyer Indemnitees under Section 8.2(a)(iii) (the “Known Soil Remediation Losses”) shall be an amount equal to (x) fifty percent (50%) of the total Known Soil Remediation Losses, less (y) the Indemnification Reduction Amount (such amount, the “Recoverable Remediation Expenses”); provided that in no event shall the Recoverable Remediation Expenses exceed $850,000.  For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Seller’s and the Members’ liability for Losses or Environmental Costs arising out of or relating to (i) Remedial Actions relating to any groundwater contamination or (ii) any penalties, fines, damages or settlements relating to Known Soil Impacts, shall not be subject to the limitations of this Section 8.2(d)(iii).

(iv)           Notwithstanding anything to the contrary contained in this Agreement, (i) in the case of fraudulent, willful or intentional breaches or misconduct by any party, the other party shall have all of the remedies available to it at law or in equity without giving effect to any of the limitations set forth in this Article VIII and (ii) nothing in this Article VIII shall limit any party’s Liability for breaches of its covenants or agreements.

(e)           Tax Treatment.  Seller, the Members and Buyer agree to treat any payments described in Section 2.6(b) (other than amounts treated as interest under Section 2.8(h)) and any payments made under this Article VIII as adjustments to the purchase price for Tax purposes.

8.3.           Use of Indemnification Escrow Amount.

Any amount to be paid by Seller under this Article VIII shall be paid first from the Indemnification Escrow Amount held in the Indemnification Escrow Account from time to time in accordance with the terms of the Escrow Agreement, and to the extent the balance of the Indemnification Escrow Amount remaining in the Indemnification Escrow Account does not contain sufficient funds to pay, such remaining amounts shall be paid directly by Seller or the Members.

8.4.           No Set-Off.

Neither Buyer nor Seller and the Members shall have any right to set-off any indemnification obligations that any such party may have under Section 8.2(a) or Section 8.2(b) against any other obligations or amounts due to Buyer, on the one hand, or Seller and the Members, on the other hand, as applicable, including, without limitation, under any other provisions of this Agreement or under any applicable Ancillary Document.

8.5.           Other Rights and Remedies Not Affected.

The indemnification rights of the parties under this Article VIII are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE IX

Termination

9.1.           Termination.

This Agreement may be terminated and the Contemplated Transactions may be abandoned:

(a)           at any time, by mutual written agreement of Seller and Buyer; or

(b)           by Buyer, at any time prior to the Closing, if Seller or any Member are in breach of any of the representations, warranties, agreements or covenants contained in this Agreement, which breach (x) would result in the failure of any condition set forth in Section 7.2 and (y)(i) cannot be cured prior to the End Date or (ii) if capable of being cured, shall not have been cured (A) within 10 days following receipt of written notice of such breach or (B) any shorter period of time that remains between the date such written notice is provided and the End Date; or

(c)           by Seller, at any time prior to the Closing, if Buyer is in breach of any of the representations, warranties, agreements or covenants contained in this Agreement, which breach (x) would result in the failure of any condition set forth in Section 7.3 and (y)(i) cannot be cured prior to the End Date or (ii) if capable of being cured, shall not have been cured (A) within 10 days following receipt of written notice of such breach or (B) any shorter period of time that remains between the date such written notice is provided and the End Date; or

(d)           by Seller or Buyer if there is in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(d) will not be available to a party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(e)           by written notice by either Seller or Buyer to the other party, at any time after August 31, 2012 (the “End Date”) if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(f)           by Seller or Buyer at any time following a termination of the Bice Trucking APA in accordance with its terms.

9.2.           Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties.  If this Agreement is terminated pursuant to Section 9.1:

(a)           Buyer shall promptly destroy or cause to be returned to Seller all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer’s investigation of Seller, including any copies made by or supplied to Buyer or any of Buyer’s agents of any such documents or information.  Notwithstanding the foregoing, one copy of such documents or information may be retained by Buyer’s legal counsel for evidentiary purposes in the case of any Action or threatened Action relating to this Agreement or any of the Contemplated Transactions.

(b)           No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 9.2 and Section 6.8 and Article X; provided, that nothing herein shall relieve a defaulting or breaching party from any Liability or damages arising out of its breach of any provision of this Agreement.

ARTICLE X

Miscellaneous

10.1.           Taxes.

(a)           For purposes of determining the Liability of Seller and Buyer for Taxes with respect to the Purchased Assets and the Business, all real property, personal property and other Taxes not based on or measured by income or receipts of Seller, in each case, with respect to the Purchased Assets and the Business (the “Apportioned Obligations”), shall be prorated between Seller and Buyer with (i) such Taxes being borne by Seller based on the ratio of the number of days in the relevant taxable period prior to and including the Closing Date to the total number of days in the relevant taxable period with respect to which such Taxes are assessed (irrespective of when such Taxes are due, become an Encumbrance or are assessed) and (ii) such Taxes being borne by Buyer based on the ratio of the number of days in the relevant taxable period after the Closing Date to the total number of days in the relevant taxable period with respect to which such Taxes are assessed (irrespective of when such Taxes are due, become an Encumbrance or are assessed).  Buyer and Seller agree to timely pay Apportioned Obligations and to timely file all applicable filings, reports and Tax Returns, as required by applicable Law.  Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 10.1(a), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

(b)           Notwithstanding anything herein to the contrary, Seller shall be liable for, and shall pay when due, one hundred (100%) percent of any Transfer Taxes payable in connection with the transactions contemplated hereby.  Buyer shall cooperate to file all necessary Tax Returns and other documentation with respect to all Transfer Taxes.  Buyer agrees to reasonably cooperate with Seller to claim any applicable exemption from, or reduction of, any applicable Transfer Taxes.

(c)           Buyer shall have the exclusive authority to control any examination, investigation, audit, or other proceeding in respect of any Tax Return or Taxes relating to the Purchased Assets or the Business (a “Tax Contest”) except for any Tax Contest relating exclusively to a Pre-Closing Period, which Seller shall have the authority to control, provided that Seller shall not settle or otherwise resolve any such Tax Contest (or any issue raised in such Tax Contest) if such settlement or other resolution relates to Taxes for which Buyer may be liable under Law, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed or conditioned).

10.2.           Expenses.

Except as otherwise expressly provided herein, all fees and expenses incurred in connection with the Contemplated Transactions, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Contemplated Transactions are consummated.

10.3.           Notices.

All notices, requests, consents, claim demands, waivers and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally, (ii) on the date sent by facsimile or electronic mail (in each case with confirmation of transmission) if sent during normal business hours of the recipient or (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (iv) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

If to Seller:

RM Resources, LLC
14998 Dutchmans Rd SW
PO Box 438
Medora, ND 58645
Attn:
Fax:
Email:

with a copy (which shall not constitute notice) to:

Maus & Nordsven, P.C.
137 1st Avenue West
P.O. Box 570
Dickinson, ND  58602-0570
Attn:            Michael J. Maus
Fax:             (701) 483-4501
Email:  maus@mnattys.com

If to the Members:

Wylie C. Bice
Attn:
Fax:
Email:

Monte Gawryluk
Attn:
Fax:
Email:

Dean A. Rodne
Attn:
Fax:
Email:

with a copy (which shall not constitute notice) to:
Maus & Nordsven, P.C.
137 1st Avenue West
P.O. Box 570
Dickinson, ND  58602-0570
Attn:            Michael J. Maus
Fax:             (701) 483-4501
Email:  maus@mnattys.com

If to Buyer:

QC Environmental Services, Inc.
c/o Quality Distribution, Inc.
4041 Park Oaks Boulevard, Suite 200
Tampa, Florida 33610
Attn:           Jonathan C. Gold
Fax:   (813) 630-9567
Email: JGold@qualitydistribution.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson, LLP
One New York Plaza
New York, NY 10004
Attn:     Steven Epstein
             Abigail Bomba
Fax:    (212) 859-4000
Email: Steven.Epstein@friedfrank.com
            Abigail.Bomba@friedfrank.com

10.4.           Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of North Dakota applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

10.5.           Entire Agreement.

This Agreement, together with the Disclosure Schedules and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

10.6.           Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (i) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (ii) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (x) to other Persons or circumstances or (y) in any other jurisdiction, and (iii) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

10.7.           Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by all of the parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

10.8.           Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

10.9.           Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that Buyer Indemnitees or Seller Indemnitees who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.

10.10.           Assignability.

This Agreement shall not be assigned by Seller or any Member without the prior written consent of Buyer.  Prior to Closing, this Agreement shall not be assigned by Buyer without the prior written consent of Seller; provided, that Buyer may assign its rights and obligations under this Agreement without such required consent to any of its Affiliates or financing sources, which assignment shall not relieve Buyer of its obligations hereunder.

10.11.           Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Action against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of North Dakota in Dunn County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Action; provided, that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such Action in any federal or state court located in the State of North Dakota in Dunn County, (ii) any claim that any such Action brought in any such court has been brought in an inconvenient forum and (iii) any claim that such court does not have jurisdiction with respect to such Action.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Action.

10.12.           Confidentiality; Public Announcements.

(a)           Following the Closing, each of Seller and the Members shall, and Seller shall cause its Affiliates and its Affiliates’ officers, directors, employees and agents (collectively, “Seller Affiliates”) to, (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person, any trade secrets (as such term is defined in N.D.C.C. 47-25.1-01) of or related to the Business and/or any confidential, non-public or proprietary information of the Business including, without limitation, all written and oral disclosures, materials, notes, logs, studies, customer lists, data, opinions, and interpretations related to the Business, the Properties and/or the transactions contemplated herein, except with the prior written consent of Buyer, or as may be required by Law; provided, that the Members and Seller Affiliates shall not be subject to such obligation of confidentiality for information that (x) otherwise becomes lawfully available to the Members or the Seller Affiliates after the Closing Date on a non-confidential basis from a third party who is not under an obligation of confidentiality to Buyer or (y) is or becomes generally available to the public without breach of this Agreement by the Members or the Seller Affiliates.  If any Member or Seller Affiliate shall be required by Law to divulge any such information, the Members or Seller Affiliate shall provide Buyer with prompt written notice of each request so that Buyer may seek an appropriate protective order or other appropriate remedy, and the Member or Seller Affiliate shall cooperate with Buyer to obtain a protective order or other remedy; provided, that, in the event that a protective order or other remedy is not obtained, the Member or Seller Affiliate shall furnish only that portion of such information which, in the opinion of its counsel, the Member or Seller Affiliate is legally compelled to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

(b)           From and after the Closing, any press release, public announcement or similar publicity with respect to this Agreement and the Contemplated Transactions shall be made only at such times and in such forms as Buyer approves in its sole discretion; provided, however, that nothing contained herein will limit Seller or the Members from making any announcements, statements or acknowledgments as required by applicable Law.

10.13.           Specific Performance.

Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise are breached.   Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.14.           Counterparts.

This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

10.15.           Further Assurances.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

QC ENVIRONMENTAL SERVICES, INC.

By:           /s/ Joseph J. Troy
Name:      Joseph J. Troy
Title:        Chief Financial Officer

RM RESOURCES, LLC

By:           /s/ Dean A. Rodne
Name:      Dean A. Rodne
Title:        President

WYLIE C. BICE

/s/ Wylie C. Bice
Wylie C. Bice

MONTE GAWRYLUK

/s/ Monte Gawryluk
Monte Gawryluk

DEAN A. RODNE

/s/ Dean A. Rodne
Dean A. Rodne